Exhibit 2.1

Execution Copy

PURCHASE AGREEMENT

BY AND AMONG

BANKS.COM, INC.,

INTERSEARCH CORPORATE SERVICES,

MYSTOCKFUND SECURITIES, INC.

AND

ONLINE INVESTMENTS, INC.,

Effective as of November 29, 2007

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1

1.1	The Purchase and Sale of the Purchased Assets and Shares	1
1.2	Closing	3
1.3	Purchase Price Adjustment	5
1.4	Terminated Agreements	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY		7

2.1	Organization and Qualification	7
2.2	Capitalization	7
2.3	Subsidiaries and Other Affiliates	8
2.4	Financial Statements	9
2.5	Absence of Undisclosed Liabilities	9
2.6	Customer Complaints	10
2.7	Intellectual Property	10
2.8	No Changes	13
2.9	Taxes	14
2.10	Compliance with Laws	16
2.11	Actions and Proceedings	17
2.12	Registrations	17
2.13	No Breach	18
2.14	Contracts and Other Agreements	18
2.15	Bank Accounts and Powers of Attorney	20
2.16	Properties; Securities	20
2.17	Distributors, Customers or Suppliers	21
2.18	Accounts Receivable	21
2.19	Employee Benefit Plans	22
2.20	Employee Relations	24
2.21	Employment Matters	24
2.22	Employee Conflicts	24
2.23	Transactions with Management	25
2.24	Insurance	25
2.25	Brokerage	25
2.26	Hazardous Materials	25
2.27	Parent	26
2.28	Full Disclosure	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		29

3.1	Organization	29
3.2	Authority to Execute and Perform Agreement	29
3.3	No Breach	29
3.4	Brokerage	29
3.5	Actions and Proceedings	29
3.6	Disclaimer of Buyer Parties	30

i

3.7	Disclosure of Information	30
3.8	Full Disclosure	30

ARTICLE IV COVENANTS AND AGREEMENTS		30

4.1	Conduct of Business	30
4.2	Duty to Supplement	33
4.3	Authorization from Others	33
4.4	Consummation of Agreement	33
4.5	Expenses	34
4.6	Public Announcements	34
4.7	Further Assurances	34
4.8	Covenant of Confidentiality; Non-Competition and Non-Solicitation.	34
4.9	Transfer of Bank Accounts, Etc.	35

ARTICLE V CONDITIONS TO CLOSING		35

5.1	Deliveries by Parent	35
5.2	Deliveries by Buyer Parties	38

ARTICLE VI TAX MATTERS		39

6.1	Tax Covenants and Agreements	39
6.2	Tax Sharing Agreements	40
6.3	Code Section 338(h)(10) Election	40

ARTICLE VII SURVIVAL; INDEMNIFICATION		42

7.1	Survival of Seller Obligations	42
7.2	Parent’s Obligation to Indemnify	42
7.3	Limitations on Parent’s Indemnification	43
7.4	Survival of Buyer Obligations	43
7.5	Buyer Obligation to Indemnify	43
7.6	Limitations on Buyer Indemnification	44
7.7	Procedures Relating to Indemnification	44
7.8	Characterization of Indemnification Payments	45

ARTICLE VIII TERMINATION		45

8.1	Right of Termination Without Breach	45
8.2	Termination for Breach	45

ARTICLE IX MISCELLANEOUS		46

9.1	Notices	46
9.2	Entire Agreement	47
9.3	Amendment	47
9.4	Waiver	47
9.5	Governing Law	47
9.6	Forum	48
9.7	Binding Effect; No Assignment	48
9.8	Variations in Pronouns	48
9.9	Counterparts	48
9.10	Definitions	48

SCHEDULES

Schedule 1.1(b)(i)	Contracts
Schedule 1.1(b)(ii)	Purchased Intellectual Property
Schedule 6.3	Net Operating Losses and Tax Credits

REQUIRED COMPANY DISCLOSURE SCHEDULE LISTINGS

Disclosure Schedule 2.3	Company Affiliates
Disclosure Schedule 2.6	Customer Complaints
Disclosure Schedule 2.7(b)	Intellectual Property
Disclosure Schedule 2.7(i)(A)	List of Software

Disclosure Schedule 2.7(i)(B)	License Agreements
Disclosure Schedule 2.7(f)	Persons Contributing to Company Intellectual Property
Disclosure Schedule 2.9(i)	Tax Elections
Disclosure Schedule 2.14	Contracts
Disclosure Schedule 2.15	Bank and Brokerage Accounts
Disclosure Schedule 2.17	Distributors, Customers or Suppliers
Disclosure Schedule 2.19(b)	Employee Plans and Employee Agreements
Disclosure Schedule 2.20	Employee Information
Disclosure Schedule 2.24	Insurance
Disclosure Schedule 2.27(e)	Liens on Shares
Disclosure Schedule 2.27(f)	Liens on Purchased Assets

REQUIRED BUYER SCHEDULE LISTINGS

Schedule 5.1(i)	Consents
Schedule 5.1(l)	Waivers

EXHIBITS

Exhibit A	-	Proprietary Information and Assignment Agreement
Exhibit B	-	Bill of Sale
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	Intellectual Property Assignment Agreement
Exhibit E	-	Domain Name Assignment Agreement

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Section 338(h)(10) Election	Section 6.3(a)
12-31-06 Balance Sheet	Section 2.4(a)
Accountants	Section 1.3(c)
Affiliate	Sections 2.3
Aggregate Deemed Sales Price	Section 6.3(a)
Agreement	Preamble
Allocation	Section 6.3(a)
Applicable Cap	Section 7.3(b)
Assumed Contracts	Section 1.1(b)(i)
Assumed Obligations	Section 1.1(c)
Books and Records	Section 1.1(b)(v)
Buyer	Preamble
Buyer Disclosure Schedules	Article IV Preamble
Buyer Indemnified Persons	Section 7.2(a)
Buyer Material Adverse Effect	Section 3.5
Buyer Parties	Preamble
Buyer Shares	Section 1.1(f)
Buyer Transaction Documents	Section 3.2
Cash Purchase Price	Section 1.1(f)
Closing	Section 1.2
Closing Balance Sheet	Section 1.3(c)
Closing Date	Section 1.2
Closing Price	Section 9.10
Closing Statement	Section 1.3(c)
Code	Section 2.9(a)
Common Stock	Section 1.1(f)
Company	Preamble
Company Disclosure Schedules	Article II Preamble
Company Employee Plan	Section 2.19(a)(viii)
Company Focus Reports	Section 2.4(a)
Company Intellectual Property	Section 2.7(a)
Company Material Adverse Effect	Section 2.1(a)
Confidential Information	Section 4.8(a)
Contracts	Section 1.1(b)(i)
Courts	Section 9.6
CPA Firm	Section 6.3(b)
Debt	Section 9.10
Debt Amount	Section 1.3(a)(i)
Disclosure Materials	Section 9.10
Disputed Shares	Section 1.2(b)(iii)
Distributors, Customers or Suppliers	Section 2.17
DOL	Section 2.19(a)(ii)
Employee	Section 2.19(a)(iv)

Terms	Cross Reference in Agreement
Employee Agreement	Section 2.19(a)(v)
Environmental Laws	Section 2.26(a)
Enforceability Exceptions	Section 2.2(d)
Equipment	Section 1.1(b)(iv)
ERISA	Section 2.19(a)(iii)
ERISA Affiliate	Section 2.19(a)(i)
Estimated Cash Payment	Section 1.2(e)
Exchange Act	Section 2.10(d)
Expiration Date	Section 7.1(a)
Final Cash Payment	Section 1.3(c)
Final Holdback Release Date	Section 1.2(b)(iii)
Financial Statements	Section 2.4(a)
GAAP	Section 2.4(a)
Government Authority	Section 9.10
Hazardous Materials	Section 2.26(a)
Holdback Shares	Section 1.2(b)(i)
Indemnification Obligations	Section 1.2(b)(i)(1)
Indemnified Party	Section 7.7(a)
Indemnifying Party	Section 7.7(a)
Initial Holdback Release Date	Section 1.2(b)(iii)
Interim Balance Sheet	Section 2.4(b)
Interim Financial Statements	Section 2.4(b)
IRS	Section 2.19(a)(vi)
Laws	Section 9.10
Letter of Intent	Section 1.2(d)
Liens	Section 9.10
Location	Section 1.1(b)
Losses	Section 7.2(a)
Note	Section 9.10
Objections Statement	Section 1.3(f)
Parent’s Estimate	Section 1.2(e)
Pension Plan	Section 2.19(a)(vii)
Permits	Section 2.10(a)
Person	Section 2.3
Proceeding	Section 9.10
Purchase Price	Section 1.1(f)
Purchase Price Adjustment	Section 1.3(a)(i)
Purchased Intellectual Property	Section 1.1(b)(ii)
Regulatory Net Capital Amount	Section 9.10
Returns	Section 2.9(j)
Securities Act	Section 2.27(h)
Securities Regulator	Section 2.11
Seller Transaction Documents	Section 2.13
Set-Off Amount	Section 1.2(b)(i)
Set-Off Shares	Section 1.2(b)(ii)

v

Terms	Cross Reference in Agreement
Shares	Preamble
Software Programs	Section 2.7(a)
SRO	Section 9.10
Stock Powers	Section 1.2(b)(ii)
Subsidiary	Section 2.3
Tax	Section 2.9(j)
Tax Return	Section 2.9(j)
Technical Documentation	Section 2.7(a)
Third Party Claim	Section 7.7(b)
Threshold Amount	Section 7.3(b)
Trademarks	Section 2.7(a)
Trade Secrets	Section 2.7(a)
Transaction Expenses	Section 9.10
Transaction Expenses Amount	Section 1.3(a)(ii)
Working Capital	Section 9.10
Working Capital Deficit	Section 9.10
Working Capital Surplus	Section 9.10

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, effective as of November 29, 2007 (this “Agreement”), is by and among Banks.com, Inc., a Florida corporation (the “Buyer”), InterSearch Corporate Services, Inc., a Nevada corporation (“Acquisition Sub”), MyStockFundSecurities, Inc., a Delaware corporation (the “Company”), and Online Investments, Inc., a Virginia corporation (the “Parent”). The Buyer, the Company, the Acquisition Sub, and the Parent are referred to collectively as the “Parties.” The Parent is sometimes referred to as the “Seller.” The Buyer and the Acquisition Sub are sometimes referred to individually as a “Buyer Party,” and collectively as the “Buyer Parties.”

The Company is engaged in the business of providing brokerage services (the “Business”). The Parent owns all of the outstanding capital stock (the “Shares”) of the Company. Parent also owns certain assets that are used in the Business. This Agreement contemplates a transaction in which the Buyer will purchase from the Parent, and the Parent will sell to the Buyer the Shares and the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the representations, warranties, covenants and agreements herein, and for good and valid consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 The Purchase and Sale of the Purchased Assets and Shares

(a) Purchase of the Purchased Assets. On the terms and subject to the conditions of this Agreement, Parent shall sell, convey, transfer and assign (or cause to be sold, conveyed, transferred and assigned) to Acquisition Sub for the consideration specified in Section 1.1(f), and Acquisition Sub shall purchase, acquire and take assignment and delivery of the Purchased Assets.

(b) Definition of Purchased Assets. The term “Purchased Assets” shall mean all right, title and interest in the following assets of Parent that are used in connection with the conduct by Company of the Business at its office located at 12310 Pinecrest Road, Suite 203A, Reston, Virginia 20191 (the “Location”):

(i) subject to Section 1.1(d), all of Parent’s rights in, to and under the contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings (collectively, “Contracts”) described in Schedule 1.1(b)(i) (such Contracts, collectively, the “Assumed Contracts”);

(ii) Parent’s worldwide rights in, to and under the Company Intellectual Property (as defined below) set forth on Schedule 1.1(b)(ii) (the “Purchased Intellectual Property”), including, without limitation, in-house developed software owned by Parent or an affiliate of Parent;

(iii) to the extent transferable, all permits, approvals, certifications, consents and listings;

(iv) all supplies, furniture, fixtures, equipment, and other fixed assets, including computers and any rights to software, located at the Location (collectively, the “Equipment”);

(v) all books, files, records (including trade records), information, and data of Parent (in paper or electronic form) that pertain primarily to the Business conducted by Company at the Location, whether located at the Location or off-site at other locations (collectively, the “Books and Records”; and

(vi) all the goodwill associated with the Business.

(c) Assumed Obligations. At the Closing, Acquisition Sub shall assume, and agrees to pay, perform, fulfill and discharge, from and after the Closing Date, the Note and all obligations that are required to be performed, and that accrue, after the Closing Date under all Purchased Assets, except where the consent of any third party is required for the assignment of such contract or agreement and such consent has not been obtained (the “Assumed Obligations”).

(d) No Other Liabilities Assumed. Anything in this Agreement to the contrary notwithstanding, neither Buyer nor any of its Affiliates shall assume or be liable for, and shall not be deemed to have assumed or have liability for, any debt, claim, obligation or other liability of Parent whatsoever other than as specifically set forth in Section 1.1(c).

(e) Purchase of Shares. Subject to the terms and conditions of this Agreement, the Acquisition Sub agrees to purchase from the Parent, and the Parent agree to sell to Acquisition Sub, all the Shares for the consideration specified below in Section 1.1 (f).

(f) Purchase Price. The purchase price for the Purchased Assets and the Shares (the “Purchase Price”) shall be cash equal to the sum of Five Hundred Thousand and No/Dollars ($500,000.00), as adjusted pursuant to Section 1.3 (the “Cash Purchase Price”) plus assumption of the Assumed Obligations plus a number of fully paid and nonassessable shares of Buyer common stock, par value $.001 per share (the “Common Stock”) equal to $600,000 less the aggregate principal and interest outstanding on the Note as of the Closing Date or such earlier date as Parent’s payment obligation under the Note is extinguished divided by 90% of the average Closing Price per share of the Common Stock for the ten (10) consecutive trading days immediately preceding the Closing Date, which amount shall be rounded up to the nearest whole number of shares (the “Buyer Shares”).

(g) Method of Payment. All cash payments under this Article I shall be made in the form by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

1.2 Closing. The closing (the “Closing”) will take place as promptly as practicable after satisfaction or waiver of the conditions specified in Article V on a date agreed to in writing by the parties, and not later than January 31, 2008 (the “Closing Date”), at the offices of the Buyer, 222 Kearny Street, Suite 550, San Francisco, California 94108.

(a) Withholding. Notwithstanding anything to the contrary in this Agreement, if the Buyer does not receive the certifications described in Section 5.1(n), the Buyer shall be entitled to withhold from any amounts payable pursuant to this Agreement any and all amounts required to be withheld pursuant to Section 1445 of the Code and applicable Treasury Regulations.

(b) Holdback Amount.

(i) At the Closing, Buyer shall hold back stock certificates representing all of the Buyer Shares (such shares, the “Holdback Shares”) to secure the following and Buyer may satisfy any amounts described below (such amount, the “Set-Off Amount”) by setting off such amount from the Holdback Shares:

(1) the Parent’s indemnification obligations contained in Article VII hereof (“Indemnification Obligations”); and

(2) the collection by the Buyer of the amount (if any) payable to the Buyer pursuant to Section 1.3(d).

(ii) The number of Holdback Shares to be set-off pursuant to this Section 1.2(b) shall be determined by dividing the applicable Set-Off Amount by 90% of the average Closing Price per share of the Common Stock for the ten (10) consecutive trading days immediately preceding the date of set-off pursuant to this Section 1.2(b), which amount shall be rounded up to the nearest whole number of shares (the “Set-Off Shares”). Notwithstanding the foregoing, Parent shall have the option of paying any Set-Off Amount payable to Buyer by delivering cash to Buyer on or before the fifth business day following Buyer’s notification to Parent of its intent to set-off pursuant to this section, provided that if Parent fails to pay to Buyer such amount on or before the fifth business day following such notice, then Buyer may collect the Set-Off Amount due to Buyer by setting off such amount from the Holdback Shares. Parent shall deliver to the Buyer two separate stock powers duly endorsed in blank with respect to the Holdback Shares (the “Stock Powers”). The Parent agrees to deliver to the Buyer such additional Stock Powers as may be reasonably required by Buyer in the event of a partial disbursement of the Holdback Shares as described in this Section 1.2(b). Dividends or other distributions on the Holdback Shares shall be deemed a part of the Holdback Shares and shall be collected, held, and distributed by the Buyer as set forth herein. For so long as any Holdback Shares (other than Disputed Shares, as defined below) are held by the Buyer, the Parent shall be entitled to vote the Holdback Shares. Disputed Shares shall be voted only pursuant to joint instructions from Buyer and Parent, and any dividends paid with respect to such Disputed Shares shall be held by the Buyer until such shares are disbursed, at which time such dividends shall be paid to the party receiving the Disputed Shares.

(iii) Subject to the terms and conditions of this Section 1.2(b), Buyer will distribute to Parent on the six-month anniversary of the Closing Date (the “ Initial Holdback Release Date”) one-half of the Holdback Shares less that number of Holdback Shares that became Set-Off Shares during such six-month period. Buyer agrees to distribute to Parent on the 12-month anniversary of the Initial Holdback Release Date, the remaining Holdback Shares less that number of Holdback Shares that became Set-Off Shares during such 12-month period (the “Final Holdback Release Date”). If an Indemnification Obligation is not definitely ascertained by the Initial Holdback Release Date or the Final Holdback Release Date, as the case may be, Buyer may in good faith estimate that amount and set-off against the Holdback Shares in respect of such estimate (the “Disputed Shares”), subject to an accounting to Parent when the amount is definitely ascertained. This Section 1.2(b) shall be without prejudice and in addition to any right of set-off, lien or other right to which Buyer is at any time otherwise entitled (whether by operation of law, agreement or otherwise). Upon disbursement of any portion of the Holdback Shares (i) to Buyer, the Buyer shall receive any dividends or other distributions with respect to the portion so disbursed, and (ii) to the Parent, the Parent shall receive any dividends or other distributions with respect to the portion so disbursed.

(c) Ownership of Holdback Shares. The Holdback Shares shall, for all purposes, be considered property of Parent unless and until distributed to the Buyer in accordance with this Agreement. The Parent hereby grants to Buyer a first priority security interest in all of their right, title and interest in and to the Holdback Shares held under this Agreement for the purpose of securing Parent’s payment of any Set-Off Amount under this Agreement. However, any release of any portion of the Holdback Shares to the Parent in accordance with this Agreement shall act as an automatic termination of Buyer’s security interest in the Holdback Shares so released. The Parent authorizes Buyer to file such financing statements and other documents as Buyer reasonably deems necessary or advisable to protect Buyer’s security interest in the Holdback Shares. Each Party will sign such documents, provide such information, send such notices and take such other actions as the other party reasonably requests to consummate more effectively the intent and purpose of the parties under this Section 1.2(c).

(d) Deliveries at the Closing. At the Closing, (i) Parent shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 5.1 below; (ii) Buyer shall deliver to Parent the various certificates, instruments, and documents referred to in Section 5.2 below; (iii) Parent shall execute, acknowledge (if appropriate), and deliver to Buyer (A) the Stock Powers and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) the Buyer will pay to the Parent the Estimated Cash Payment minus $100,000, which was previously paid to Buyer pursuant to that certain Letter of Intent between Buyer and the Parent, dated October 1, 2007 (the “Letter of Intent”), (v) Buyer shall pay the Debt Amount and the Note pursuant to the payoff letters previously delivered by the Parent to Buyer, and (vi) Buyer shall pay the Transaction Expenses Amount, if any, pursuant to the direction of the Parent.

(e) Estimated Cash Payment. Five (5) days before the Closing Date, Parent shall deliver to Buyer a certificate (“Parent’s Estimate”) signed by the Chief Executive Officer of Parent setting forth the Parent’s good faith estimate of the Debt Amount, the Transaction Expenses Amount, if any, Working Capital Deficit, if any, and Working Capital Surplus, if any, as of the Closing Date and, based on such estimates, the amount of the Cash Purchase Price as adjusted pursuant to Section 1.3 (the “Estimated Cash Payment”). If the Buyer shall object to any of the information set forth in the Parent’s Estimate prior to the Closing, the parties shall negotiate in good faith and mutually agree on appropriate adjustments to the end that the Parent’s Estimate reflects a reasonable estimate of the Estimated Cash Payment. The Parent’s Estimate as approved and mutually agreed upon by the Parent and Buyer shall be the Parent’s Estimate for purposes of this Agreement. In connection with the determination of the Parent’s Estimate, the Parent shall provide to the Buyer such information and detail as the Buyer shall reasonably request.

1.3 Purchase Price Adjustment.

(a) The Cash Purchase Price shall be decreased by the following amounts:

(i) an amount (the “Debt Amount”) equal to the aggregate amount required to satisfy all Debt as of the Closing Date;

(ii) an amount (the “Transaction Expenses Amount”) equal to the aggregate amount required to satisfy all Transaction Expenses of the Company as of the Closing Date; and

(iii) an amount equal to the Working Capital Deficit, if any, as of the Closing Date.

(b) The Cash Purchase Price shall be increased by an amount equal to the Working Capital Surplus, if any, as of the Closing Date.

(c) Within ninety (90) days after the date hereof, Buyer may prepare and deliver to the Parent an unaudited consolidated balance sheet of the Company as of the Closing Date, which shall be determined in accordance with accounting policies, principles, methodologies and estimates used in preparing the 12-31-06 Balance Sheet (the “Closing Balance Sheet”) and a statement setting forth Buyer’s calculation of the Working Capital as of the date hereof based on the Closing Balance Sheet and a statement of the Working Capital Deficit, if any, or Working Capital Surplus, if any, and the Debt Amount, and Transaction Expenses Amount as of the Closing Date (the “Closing Statement”). If the Parent has any objections to the Closing Balance Sheet or Closing Statement prepared by Buyer, then the Parent will deliver a detailed written statement (the “Objections Statement”) describing its objections to Buyer within thirty (30) days after delivery of the Closing Balance Sheet and the Closing Statement. If the Parent fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Balance Sheet and Closing Statement shall become final and binding on all Parties. If the Parent delivers an Objections Statement within such thirty (30) day period, then the Parent and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Parent has submitted any Objections Statement, any remaining matters which are in dispute will be resolved by an accounting firm to be mutually agreed upon by the Parties (the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and the Parent and will submit a proposed resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Closing Balance Sheet and the Closing Statement or any more favorable to the Parent than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose position is farthest from the amounts determined by the Accountants. The final Closing Balance Sheet and Closing Statement, however determined pursuant to this Section 1.3(c), will produce the Working Capital Deficit, if any, or Working Capital Surplus, if any, and the Debt Amount, and Transaction Expenses Amount, to be used to determine the amount of the Purchase Price, as adjusted pursuant to this Section 1.3(c) (the “Final Cash Payment”).

(d) If the Estimated Cash Payment exceeds the Final Cash Payment, then such excess shall be paid to Buyer from the Holdback Shares. If the Holdback Shares are insufficient to pay the full amount by which the Estimated Cash Payment exceeds the Final Cash Payment, then any deficiency shall be paid by the Parent to Buyer. If the Final Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid by Buyer, in cash, to Parent.

1.4 Terminated Agreements. The Company and the Parent hereby agree that, effective as of the Closing, the following agreements shall be terminated in their entirety, with no need for further action by any party thereto, and that as of the Closing such agreements shall have no further force or effect and that neither the Company nor the Parent shall have any further right, obligation or liability relating to or arising out of such agreements: MSFS Consulting Agreement, dated January 1, 2004, by and between Parent and Company and addendum to

MSFS Consulting Agreement, dated January 1, 2006; Technology License, dated January 1, 2006, by and between Parent and Company and addendum to Technology License, dated February 27, 2006; and Agreement, dated February 27, 2006, by and between Parent and Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the disclosure schedules delivered to the Buyer by the Company on the date hereof (the “Company Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Company, jointly and severally, represent and warrant to the Buyer as of the date hereof and as of the Closing as set forth below:

2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted. The Company is qualified or otherwise authorized to transact business as a foreign corporation or other legal entity in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have (i) a material adverse effect on the assets, properties, liabilities, business, prospects, results of operations or condition (financial or otherwise) of the Company or (ii) a material adverse effect on the ability of the Company or the Parent to consummate the transactions contemplated hereby (each, a “Company Material Adverse Effect”).

(b) The Company has previously provided to the Buyer true and complete copies of the certificate of incorporation and by-laws of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of its certificate of incorporation or by-laws. Other than immaterial inaccuracies or incompleteness, the minute books of the Company contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders of the Company since its incorporation and accurately reflect all actions taken at such meetings or by consent. The stock books of the Company are true and complete.

2.2 Capitalization.

(a) The Company is authorized to issue 3,000 shares of the Company’s common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding on the date hereof and which constitute all of the Shares. All such shares outstanding on the date hereof are owned of record by the Parent. No other class of capital stock of the Company is authorized or outstanding. All the issued and outstanding shares are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. None of the issued and outstanding shares have been issued in violation of any applicable federal or state law or any preemptive rights or rights to subscribe for or purchase securities.

(b) Except as set forth in Section 2.2(a), there are no (i) equity securities of any class of the Company, or any security convertible into or exchangeable or exercisable for such equity securities, issued, reserved for issuance or outstanding or (ii) options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.

(c) The Company does not have outstanding any stock appreciation rights, phantom stock, performance based equity rights or similar rights or obligations. The Company is not party to any and there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company.

(d) The execution and delivery of this Agreement and the Seller Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and the Parent. No other action on the part of the Company or the Parent is necessary to consummate the transactions contemplated by this Agreement or the Seller Transaction Documents. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes and, when duly executed and delivered by the Company, each of Seller Transaction Documents will constitute (assuming due authorization, execution and delivery by the Buyer in each instance) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and/or by FINRA failing to approve the transactions contemplated by this Agreement (collectively, the “Enforceability Exceptions”).

2.3 Subsidiaries and Other Affiliates.

The Company has no Subsidiaries. As used in this Agreement, “Subsidiary” means any Person of which the Company or any Subsidiary owns, directly or indirectly, any stock or other equity interests. The Company’s Affiliates are listed on Schedule 2.3. As used in this Agreement, “Affiliate” with respect to the Company means any Person who controls, is controlled by or is under common control with the Company. As used in this Agreement,

“Person” means an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

2.4 Financial Statements.

(a) The Company has previously delivered to the Buyer copies of the Company’s audited consolidated balance sheets as of December 31, 2006 (the “12-31-06 Balance Sheet”), December 31, 2005, and December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (collectively, the “Financial Statements”), which are true and complete in all material respects. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly in all material respects the financial position and the results of operations of the Company as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved (“GAAP”). The Company has delivered to Buyer copies of each of the unaudited consolidated financial statements of Company contained in the Financial and Operational Combined Uniform Single Report for the fiscal quarters ended March 31, 2007 and June 30, 2007 (the “Company Focus Reports”). Each of the statements of financial condition included in the Company Focus Reports fairly presents the consolidated financial position of the Company as of its date, and each of the statements of income and changes in interest holders’ capital and cash flows or equivalent statements included in the Company Focus Reports fairly presents the consolidated results of operations, changes in interest holders’ capital and changes in cash flows, as the case may be, of the Company for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (subject, in the case of unaudited statements, to normal year-end adjustments and footnote disclosure). The pricing of securities and loans held in Company’s trading account or securities portfolio and reflected in the financial statements contained in the Company Focus Reports is consistent with past practice.

(b) The Company has previously delivered to the Buyer copies of an unaudited balance sheet of the Company as of October 31, 2007 (the “Interim Balance Sheet”), and the related statements of operations, stockholders’ equity and cash flows for the ten-month period then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly in all material respects the financial position and the results of operations of the Company as of the dates and for the periods indicated, in each case in accordance with GAAP, subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate).

2.5 Absence of Undisclosed Liabilities. As of December 31, 2006, the Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), that were not adequately reflected or reserved against on the 12-31-06 Balance Sheet in accordance with GAAP. The Company has no such liabilities other than liabilities (i) adequately reflected or reserved against on the 12-31-06 Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice and adequately reflected or reserved against in the final Closing Balance Sheet. Since December 31, 2006, there has not been any Company Material Adverse Effect and no event has occurred that would reasonably be expected to result in a Company Material Adverse Effect.

2.6 Customer Complaints. Schedule 2.6 sets forth an accurate and complete summary of all customer complaints received by Company, or customer disputes of which Company has received written notice, with respect to the Business from January 1, 2003 through the date of this Agreement.

2.7 Intellectual Property.

(a) Company Intellectual Property. All trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing), and rights to apply for any of the foregoing; copyrights (including any registrations and applications therefor); computer software programs or applications (in both source and object code form) (“Software Programs”); technical documentation relating to the Software Programs (“Technical Documentation”); “mask works” (as defined under 17 USC § 901) and any registrations and applications for “mask works;” technology, trade secrets and proprietary or other Confidential Information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); and any and all other intellectual property or other proprietary rights protectible as a matter of law; in each case that are or have been used in (including without limitation in the development of) the Business, are hereinafter, collectively, referred to as the “Company Intellectual Property.”

(b) Applications and Registrations. Schedule 2.7(b) contains a true and complete list of all of the U.S. and foreign (i) patents and patent applications, (ii) Trademark registrations and applications therefor and unregistered Trademarks; (iii) copyright registrations and applications therefore, in each case, that are or have been used in the Business; and (iv) other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company or its Affiliates to protect any of their interests in the Company Intellectual Property. Schedule 2.7(b) lists the current owner of record of each item of Company Intellectual Property as listed in the records of the appropriate U.S., state or foreign registry for each listed application or registration, and no third party has any ownership interest, or right to claim any ownership interest in any listed patent or patent application. With respect to the listed applications and registrations, each such application or registration has been prosecuted or maintained, as the case may be, in full compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry. Without limitation of the foregoing sentence, with respect to each listed application and registration, all required filings have been timely made and all maintenance, filing and other fees have been timely paid, and no additional maintenance, filing or other fees are required to be paid as of the Closing Date.

(c) Rights to Company Intellectual Property. The Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company or Parent; (ii) in the public domain; or (iii) rightfully used by the Company or Parent pursuant to a valid license. The Company and Parent have all rights in the Company Intellectual Property necessary to carry out the Company’s business as currently conducted, including without limitation, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, to exclude others from using the Company Intellectual Property where such Company Intellectual Property is in effect, and to sublicense any or all of the foregoing rights to third parties, including the right to grant further sublicenses.

(d) Third Party Claims. The conduct of the Company’s business as conducted in the past did not infringe (when conducted) and as currently conducted does not infringe (either directly or indirectly, such as through contributory infringement) any intellectual property right owned or controlled by any third party. There is no pending or, to the Company’s Knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (i) involving the Company Intellectual Property or (ii) alleging that the activities or the conduct of the Company’s business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property. There are no settlements, forbearances to sue, consent judgments or orders or similar obligations which (a) restrict the Company’s rights to use any Company Intellectual Property, (b) restrict the Company’s business in order to accommodate a third party’s intellectual property rights or (c) other than license agreements in the ordinary course of business, permit third parties to use any Company Intellectual Property. All registered, granted or issued patents, mask works, Trademarks and copyrights or any of its Affiliates included in the Company Intellectual Property are valid, enforceable and subsisting and there is no pending denial, refusal or similar action by any Governmental Authority with respect to any patent, copyright or Trademark application filed by or on behalf of the Company or any of its Affiliates. To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any current or former employee or contractor of the Company (or any predecessor in interest).

(e) Royalties. There are no royalties, fees, honoraria or other payments payable by the Company or any of its Affiliates to any Person by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

(f) Personnel. All current and former employees and agents of the Company and the Parent who have contributed to or participated in the conception and development of any part of the Company Intellectual Property and all current and former consultants, contractors and similar third parties who have performed any of the foregoing activities on behalf of the Company or Parent or any predecessor in interest, all of which are identified on Schedule 2.7(f), have executed nondisclosure agreements that adequately protect the Company’s or Parent’s proprietary interests in the Company Intellectual Property and either (i) have been a party to a “work-for-hire” arrangement or agreement with the Company or Parent in accordance with applicable national and state law that has accorded the Company or Parent full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or Parent as assignee that have conveyed to the Company or Parent effective and exclusive ownership of all tangible and intangible property thereby arising. No current or former partner, director, officer or employee of the Company or Parent (or any predecessor in interest) will, after giving effect to the transactions contemplated hereby, own or retain any rights in or to any of the Company Intellectual Property.

(g) Third Party Agreements. Neither the Company nor Parent, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s or Parent’s obligations hereunder, will either Company or Parent be, in material violation of any license, sublicense, agreement or instrument to which either is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the their obligations hereunder, cause the diminution, termination, transfer or forfeiture of any of their rights in the Company Intellectual Property or require the consent of any Governmental Authority or third party in respect of any such Company Intellectual Property. Each such license, sublicense, agreement or instrument constitutes the valid and binding obligation of Company or Parent, as the case may be, and, to the Knowledge of the Company, all other parties thereto, enforceable in accordance with its terms and there exists no material breach by either the Company or Parent and, to the Knowledge of the Company, any other party thereto and there has not occurred any event or circumstance which could result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default by the Company or Parent thereunder or, to the Knowledge of the Company, any other party thereto.

(h) Protection. To the Company’s Knowledge, there has been no misuse or misappropriation of any Trade Secret by any Person. Without limitation of the foregoing, the source code and system documentation relating to the Software Programs relating to the internal systems used by the Company (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Company only to employees or consultants who have had a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed appropriate nondisclosure agreements, (iii) have not been licensed or disclosed to any third party, and (iv) are not the subject of any escrow or similar agreement giving any third party rights in such source code and/or system documentation upon the occurrence of certain events.

(i) Third-Party Software. Schedule 2.7(i)(A) contains a complete list of (i) all software libraries, compilers and other third-party software sold with, incorporated into or used in the development of the Software Programs and (ii) all software systems and applications used by the Company in the operation of its Business. Schedule 2.7(i)(B) lists all license agreements by which the Company or Parent is bound for the use of such software and, if any such software is not licensed, the basis of the use of such software by the Company. All use of each such software item by the Company and Parent has been in compliance in all material respects with the respective license agreement or other right of use listed for such item on such schedules.

(j) Integrity. Except with respect to demonstration or trial copies, no portion of any Software Program at the time of delivery of such Software Program contains or will contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar actions.

2.8 No Changes. Except as reflected on the Interim Balance Sheet, since December 31, 2006, there has not been:

(a) any event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) other than license agreements with the Company’s customers, any transaction, commitment, contract or agreement entered into by the Company or any relinquishment by the Company of any contract or other right in any case having a value of or involving aggregate payments in excess of $5,000 during any consecutive twelve (12) month period;

(c) any redemption or other acquisition of any capital stock of the Company by the Company or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of the Company;

(d) any increase in compensation, bonus or other benefits payable or to become payable by the Company to any of its directors, officers or employees;

(e) any entering into or granting by the Company of any new employment agreement, any new employee benefit, deferred compensation or other similar employee benefit arrangement, or any new consulting arrangement providing for annual compensation over $10,000 and any grant of any severance or termination rights to any director, officer or employee of the Company or any increase in benefits payable under existing severance or termination pay policies or employment agreements;

(f) any change to any accounting method or practice of the Company or any change to any methods of reporting income, deductions or other items for Tax purposes by the Company, except as required by any change in GAAP or applicable law occurring after the date hereof;

(g) any (i) election made with respect to Taxes of the Company, which was not disclosed on an income Tax Return, (ii) agreement to make any claim or assessment in respect of Taxes of the Company, (iii) agreement to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes or (iv) filing of any claim for refund or amended income or other Tax Return;

(h) any making by the Company of any loan or advance to any shareholder, officer, director or consultant, or any other loan or advance to any Person;

(i) except for inventory or equipment acquired in the ordinary course of business consistent with past practice, any acquisition by the Company of all or any part of the assets, properties, capital stock or business of any other Person;

(j) any destruction of, material damage to or loss of any material assets of the Company (whether or not covered by insurance);

(k) any material adverse change in a customer or supplier relationship (including, without limitation, any cancellation or termination or notice of cancellation or termination by any customer of its relationship or a portion of its relationship with the Company or any material decrease or notice of any planned material decrease in the usage or purchase of the products or services of the Company by any such customer);

(l) any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other material change of the Company’s policies or practices with respect to the granting of credit;

(m) claim of wrongful discharge or claim of other unlawful labor practice or action made or brought against the Company;

(n) any litigation commenced or, to the Company’s Knowledge, threatened against the Company or any litigation commenced or threatened by the Company;

(o) except in the ordinary course of business consistent with past practice, any sale, abandonment or any other disposition of any of the Company’s assets or properties; or

(p) any commitment, understanding or agreement by the Company or any of its directors, officers or employees to do any of the things described in the preceding clauses (a) through (o).

2.9 Taxes.

(a) The Company and Parent have filed all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. The Company and Parent have timely paid all Taxes required to be paid (whether or not shown on any Tax Return). The Company and Parent have complied with all applicable laws, rules and regulations relating to Taxes required to be withheld or collected, including without limitation Taxes required to be withheld pursuant to Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the “Code”), and Taxes required to be withheld from employee wages.

(b) There has not been any audit of any income or other Tax Return filed by the Company and the Company has not been notified by any tax authority that any audit of any such Tax Return is in progress and the Company has not been notified by any tax authority in writing that any such audit is contemplated or pending. No Tax deficiency or claim for additional Taxes has been asserted or threatened in writing to be asserted against the Company by any taxing authority. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Tax.

(c) No issue has been raised in any examination, audit or other proceeding by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency against the Company for a Taxable period not yet examined or audited for which the statute of limitations for assessment has not expired or is otherwise open for assessment. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

(d) The Company has not agreed to, and is not required to, make any adjustments under Section 481(a) of the Code (or any similar provision of law in any jurisdiction) by reason of a change in accounting method or otherwise.

(e) The Company (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code (or any similar provision of law in any jurisdiction); (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has no actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) has not engaged in a like-kind exchange within the meaning of Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, in which the replacement property could be purchased on or after the Closing.

(f) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “Tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code.

(g) The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation agreement or other contract or arrangement obligating the Company to make a payment of or with respect to Taxes (whether its Taxes or those of another Person), and the Company has no potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement.

(h) No power of attorney has been granted to any party with respect to any Tax matter relating to, with respect to or by the Company.

(i) The Company has delivered to the Buyer (i) copies of the Company’s income or other Tax Returns for the tax years ended December 31, 2004, 2005 and 2006, which are true, correct and complete in all material respects, (ii) all requests for and final audit reports, letter rulings, technical advice memoranda and similar documents issued by a taxing authority and (iii) all closing agreements entered into by the Company with any taxing authority, in each of (i) through (iii) since December 31, 2004. The Company has disclosed on all U.S. federal income Tax Returns which relate to it, respectively, all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Schedule 2.9(i) lists all elections filed the Company which were not disclosed on an income Tax Return with respect to Taxes relating to the Company.

(j) For purposes of this Agreement, the term “Tax” includes all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, estimated, excise, use, value added, royalty, franchise, payroll, employment, disability, withholding, property, customs, duties, profits and import taxes and any additions to tax, interest or penalties applicable thereto. For purposes of this Agreement, the term “Tax Return” means any report, return, statement, declaration, claim for refund, election or other written information required to be supplied to a taxing authority, including any schedule or attachment thereto, in connection with Taxes (collectively “Returns”) and any amended Tax Returns.

(k) The provision made for taxes on the Interim Balance Sheet is sufficient for the payment of all Taxes, whether or not disputed, at the date of the Interim Balance Sheet and for all years and periods prior thereto. Since the date of the Interim Balance Sheet, the Company has not incurred any Taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

(l) The Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

2.10 Compliance with Laws. With respect to the conduct of the Business, the Company and its Affiliates and officers and employees

(a) have all licenses, permits, authorizations, franchises, orders and approvals of and have made all filings, applications and registrations with all Governmental Authorities and SROs that are required in order to permit Company to own and operate the Business as presently conducted (collectively, “Permits”); all such Permits are in full force and effect and, to the Knowledge of Company, no suspension or cancellation of any of them is threatened or reasonably likely; and all such Permits are current;

(b) since January 1, 2005, have received no notification or written communication (or, to the Knowledge of the Company, any other communication) from any Governmental Authority or SRO (A) asserting that any of them is not in compliance with any of the Laws which such Governmental Authority or SRO enforces, or has otherwise engaged in any unlawful business practice, (B) threatening to revoke any Permit, (C) requiring any of them to enter into a cease and desist order, agreement or memorandum of understanding or (D) restricting or disqualifying the activities of Company (except for restrictions generally imposed by Laws on brokers or dealers generally);

(c) are not subject to, to the Knowledge of the Company, any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or SRO against Company or any, officer, director, affiliate or employee thereof; and

(d) are not, nor is any affiliate of any of them, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as broker-dealer under Section 15 of the Exchange Act and, to the Knowledge of the Company, there is no current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

2.11 Actions and Proceedings. With respect to the Company’s Business, (i) neither Company nor any its Affiliates or properties or assets is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority or SRO charged with the supervision or regulation of broker-dealers, securities underwriting or trading, investment companies or investment advisers or the supervision or regulation of Company or any of its affiliates (a “Securities Regulator”); and (ii) neither Company nor any of its Affiliates has received notice from any Securities Regulator or other Governmental Authority to the effect that such Securities Regulator or other Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. There are no outstanding orders, awards, judgments, injunctions or decrees of any court, arbitrator or governmental or regulatory body against the Company or any of its assets, properties or securities. There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims or legal, administrative or arbitration proceedings against the Company or any of its assets, properties or securities.

2.12 Registrations.

(a) With respect to the Business, other than the Company, no affiliate of Company is required to be registered as a broker-dealer, a registered representative or a sales person (or in a similar capacity) with the SEC, the securities commission or similar authority of any state or foreign jurisdiction or any SRO, and Company is duly registered with each such applicable Securities Regulator or Governmental Authority as such and such registrations are in full force and effect.

(b) With respect to the Business, neither the Company nor its affiliates, nor any of their respective officers or employees, is required to be registered as an investment advisor, investment company, commodity trading advisor, commodity pool operator, futures commission merchant, insurance agent, or transfer agent under any Laws. No broker-dealer subsidiary of Company acts as the “sponsor” of a “broker-dealer trading program,” as such terms are defined in Rule 17a-23 under the Exchange Act.

2.13 No Breach. The execution, delivery and performance of this Agreement and the other agreements, instruments and documents that this Agreement provides that the Company and Parent shall enter into, execute or deliver (the “Seller Transaction Documents”) and the consummation by the Company and Parent of the transactions contemplated hereby and thereby will not (a) violate any provision of the articles of incorporation or by-laws of the Company; (b) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, material contract or other material agreement to which the Company is a party or to which it or its assets or properties is bound or subject; (c) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to the Company or by which any of the Company’s assets, properties or securities is bound provided that the Company obtains approval of FINRA with respect to the transactions contemplated by this Agreement; (d) violate any Permit; (e) require the approval or consent of any other Person except for FINRA; or (f) result in the creation of any lien or other encumbrance on any assets, properties or securities of the Company.

2.14 Contracts and Other Agreements. Schedule 2.14 sets forth a true and correct list of the following kinds of contracts and other agreements to which the Company is a party or by or to which any of its assets, properties or securities are bound or subject:

(a) any agreement or series of related agreements requiring aggregate payments by or to the Company of more than $5,000 during any consecutive twelve (12) month period;

(b) any agreement with or for the benefit of any current or former officer, director, holder of any security, employee or consultant of the Company under which the Company has any obligations as of the date hereof (other than agreements listed pursuant to Section 2.14(o));

(c) any agreement with any labor union or association representing any employee of the Company;

(d) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that (i) contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or (ii) is not terminable on thirty (30) days notice or less (without penalty or premium) and requires Company to make periodic minimum purchases of a particular product or service from a supplier;

(e) any agreement for the sale of any of the assets or properties of the Company, other than in the ordinary course of business, or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

(f) any agreement of surety, guarantee or indemnification, other than indemnification provisions in customer agreements that are limited to amount paid to the Company that were entered into in the ordinary course of business and that conform to the Company’s standard form of customer agreement, a copy of which has been provided to the Buyer;

(g) any agreement which contains covenants of the Company not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;

(h) any agreement with customers or suppliers for the sharing of fees, royalties or other income, the rebating of charges or other similar arrangements;

(i) any agreement obligating the Company to deliver maintenance services or future product enhancements or containing a “most favored nation” pricing clause;

(j) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(k) any agreement requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commissions to employees in the ordinary course of business pursuant to terms of commission plans that have been provided to the Buyer);

(l) any agreement or note relating to or evidencing outstanding indebtedness of the Company for borrowed money;

(m) any lease, sublease or other agreement under which the Company is lessor or lessee of any real property or equipment or other tangible property;

(n) any agreement with a change of control provision or otherwise requiring consent with respect to the transactions contemplated by this Agreement;

(o) any stock option agreement, restricted stock agreement, employment or severance agreement, phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding;

(p) any distribution or sales representative agreement or agreement appointing any agent;

(q) any other material agreement whether or not made in the ordinary course of business;

(r) any agreement under which the Company entered into an exclusive arrangement of any nature with any Person; and

(s) any agreement under which the Company has been prepaid for goods or services not yet delivered by Company.

True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on Schedule 2.14 have been furnished to the Buyer. Each of such contracts and other agreements is valid, subsisting, in full force and effect, binding upon the Company and, to the Company’s Knowledge, the other parties thereto in accordance with their terms, and the Company is not in material breach of or material default under any of them, nor, to the Company’s Knowledge, is any other party to any such contract or other agreement in material breach of or material default thereunder.

2.15 Bank Accounts and Powers of Attorney. Schedule 2.15 identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor and lists the names of all Persons holding a power of attorney from the Company with respect to such accounts.

2.16 Properties; Securities.

(a) The Company owns and has good title to all of its assets and properties reflected as owned on the 12-31-06 Balance Sheet, free and clear of any lien, claim or other encumbrance, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since December 31, 2006, (ii) liens or other encumbrances securing the liens of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable, (iii) statutory liens for current Taxes not yet due and (iv) other encumbrances, covenants, exceptions, variances, reservations and other matters or limitations of any kind, if any, which have not resulted in and are not reasonably likely to result in a Company Material Adverse Effect. The Company has good and marketable title to, or a valid leasehold or license interest in, all property and assets, tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit the Buyer to carry on the Business of the Company as presently conducted. The Company has a “security entitlement” (as defined in the Uniform Commercial Code) in all of its securities investments reflected on the Interim Balance Sheet or acquired after the date thereof, free and clear of any Lien, except for those sold or transferred since such date in the ordinary course of Business consistent with past practice.

(b) The Company does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. All buildings and all fixtures, equipment, and other property and assets used by Company in connection with the Business which are not owned by Company are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general equity principles. All equipment and other tangible property used in the conduct of the Company’s Business are in reasonably good and sufficient operating condition and repair, ordinary wear and tear excepted. There is no equipment located on the premises of the Company or used in the Business of the Company that is on loan from another party.

(c) The Company has a security entitlement in all securities held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien. Such securities are valued on the books of the Company in accordance with GAAP consistently applied.

2.17 Distributors, Customers or Suppliers. Schedule 2.17 sets forth (a) all representatives or distributors of the Company (whether pursuant to commission, royalty or other arrangement), (b) all the customers of the Company during the period from December 31, 2005 through October 31, 2007 and (c) all the suppliers for amounts more than $10,000 annually (for the purchase of products or services) of Company during the period from December 31, 2005 through October 31, 2007 (collectively, the “Distributors, Customers or Suppliers”). The Company has not received, to the Company’s Knowledge, any written or oral threat from any of the Distributors, Customers or Suppliers, to terminate, cancel or otherwise adversely and materially modify its relationship with the Company or to materially decrease or limit its products to or services to the Company or its usage, purchase or distribution of the services or products of the Company.

2.18 Accounts Receivable. Subject to the listed allowances for doubtful accounts with respect to accounts receivable set forth on the Interim Balance Sheet, all accounts receivable reflected on such balance sheet and all accounts receivable arising subsequent thereto, have arisen in the ordinary course of Business of the Company, represent valid and enforceable obligations due to the Company, and have been and are subject to no setoff, counterclaim or future performance obligation on the part of the Company. All accounts receivable of the Company reflected on the final Closing Balance Sheet will represent arm’s length sales actually made in the ordinary course of Business and will be collected (net of the reserve shown on the final Closing Balance Sheet for doubtful accounts and assuming one used commercially reasonable efforts to collect such receivables after the Closing) in the ordinary course of Business and will be subject to no counterclaim or set-off or future performance obligation on the part of the Company.

2.19 Employee Benefit Plans.

(a) Definitions. The following terms shall have the meanings set forth below:

(i) “ERISA Affiliate” shall mean any other Person or entity controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(ii) “DOL” shall mean the United States Department of Labor;

(iii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(iv) “Employee” shall mean any current, former, or retired employee, officer, or director of the Company or any ERISA Affiliate;

(v) “Employee Agreement” shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any ERISA Affiliate and any Employee or consultant;

(vi) “IRS” shall mean the United States Internal Revenue Service;

(vii) “Pension Plan” shall refer to each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA; and

(viii) “Company Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, deferred compensation, incentive compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation each “employee benefit plan”, within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Company or any ERISA Affiliate has or may have any liability, contingent or otherwise.

(b) Schedule. Schedule 2.19(b) contains a complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement.

(c) Documents. The Company has provided or made available to the Buyer true and complete copies of (i) all documents comprising each written Company Employee Plan and each written Employee Agreement, including all amendments thereof and any trust agreements, insurance contracts, and other funding agreements and a complete description of any unwritten Company Employee Plan or Employee Agreement; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) the most recent actuarial reports, if any, prepared for each of the Company Employee Plans for which such report is required or was prepared and the most recent certified financial statements for each of the Company Employee Plans, if any, for which such report is required or was prepared; (iv) the most recent summary plan description together with the most recent summary of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (v) all IRS determination letters and rulings, if any, relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan.

(d) Employee Plan Compliance. (i) The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan that would result in material liability to the Company; (iii) there are no actions, suits or claims pending, or, to the Company’s Knowledge, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that would result in material liability to the Company; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to the Company, or any of its ERISA Affiliates (other than for ordinary administration expenses typically incurred in a termination event and benefits accrued through the effective date of such amendment, termination or discontinuance); (v) there are no inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) the Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code; and (vii) all contributions, premiums or other payments due and owing from the Company or its ERISA Affiliates with respect to any Company Employee Plan have been timely paid or adequately provided for on the Interim Balance Sheet.

(e) No Pension Plans. Neither the Company nor an ERISA Affiliate now sponsors nor have they ever sponsored, maintained, contributed to or been required to contribute to a Pension Plan.

(f) No Post-Employment Obligations. Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, no Company

Employee Plan provides, or has any liability to provide, life insurance, medical benefits or other employee benefits to any Employee upon or following his or her retirement or termination of employment for any reason, except for benefits accrued through the date of termination and as may be required by statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to its Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

(g) Effect of Transaction. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, constitute an event under any Company Employee Plan, Employee Agreement, trust or loan or applicable law that will result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No amount payable under any Company Employee Plan or Employee Agreement or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

2.20 Employee Relations. As of the date hereof, the Company has approximately two (2) full-time employees and two (2) part-time employees. Upon termination of the employment of any employee, neither the Company nor the Buyer will be liable to any of employee for severance pay or any other payments as a result of any oral or written agreements made by the Company prior to the Closing. True and complete information as to the name, current job title, base salary, bonus potential, commissions and termination obligations of all current directors, officers, employees and consultants of the Company is listed on Schedule 2.20.

2.21 Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees. No work stoppage or labor strike against the Company is pending or, to the Company’s Knowledge, threatened. The Company is not involved in any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any of the Company’s employees, including, without limitation charges of unfair labor practices or discrimination complaints. To Company’s Knowledge, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, (a) any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company or (b) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to the transactions contemplated hereby.

2.22 Employee Conflicts. To the Company’s Knowledge, no employee of the Company (a) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or the use of trade secrets or proprietary information of others and (b) has given notice to the Company that any such employee intends to terminate his or her employment with the Company.

2.23 Transactions with Management. To the Company’s Knowledge, no director, executive officer or other key employee of the Company, (i) owns any interest in, whether directly or indirectly through another entity in which such Person owns an interest, (A) any property or assets of the Company (except as a shareholder), or (B) other than as the holder of less than 1% of a class of securities of a publicly traded company, (x) any competitor, customer or supplier of the Company or (y) any Person which is currently a party to any contract or agreement with the Company, or (ii) is employed by (A) a current competitor, customer or supplier of the Company or (B) a Person which is currently a party to any contract or agreement with the Company.

2.24 Insurance. Schedule 2.24 sets forth a list of all policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors’ and officers’ and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect and are in conformity with the requirements of all leases or other agreements to which the Company is a party and are valid and enforceable in accordance with their terms. Such policies insure the Company and its properties and business against such losses and risks, and in amounts, as set forth on Schedule 2.24. The Company is not in material default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

2.25 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Parent.

2.26 Hazardous Materials.

(a) There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any applicable Environmental Law at any site owned or premises leased by the Company during the period of the Company’s lease or, to the Company’s Knowledge, any periods prior thereto, nor has there been or is there any release of any Hazardous Materials on or at any such site or premises during such ownership or lease period or, to the Company’s Knowledge, any periods prior thereto, in violation of any applicable Environmental Law or which created or will create an obligation on the part of the Company to report or remediate such release. “Hazardous Materials” means any “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and any “hazardous substances” or “hazardous materials” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act. “Environmental Laws” means all national, federal, state, and local laws and regulations relating to pollution or protection of human health or the environment, including without limitation laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

(b) To the extent any such copies exist, the Company has previously furnished or made available to the Buyer copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and correspondence with any governmental agency in the Company’s possession or known to the Company regarding the foregoing.

2.27 Parent.

(a) Organization. Parent is duly organized, validly existing, and in good standing under the laws of the State of Virginia.

(b) Authority to Execute and Perform Agreement. Parent has all requisite power and authority (i) enter into, execute and deliver this Agreement and the Seller Transaction Documents and (ii) to perform fully its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Parent, and constitutes, and when executed and delivered by Parent, each of the Seller Transaction Documents will constitute, assuming the due authorization, execution and delivery by the Buyer, the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) No Litigation. There are no actions, suits, proceedings, investigations or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

(d) Noncontravention. The execution, delivery and performance of this Agreement and the Seller Transaction Documents by Parent and consummation by Parent of the transactions contemplated hereby or thereby will not (a) violate any provision of its charter documents; (b) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or by which his or its assets, properties or securities is bound, provided that the Company obtains approval of FINRA with respect to the transactions contemplated by this Agreement; or (c) require the approval or consent of any other Person.

(e) Shares. Parent has good and valid title to all of the Shares, free and clear of all Liens except those listed on Schedule 2.27(e) and upon delivery to the Buyer at the Closing of a certificate or certificates representing the Shares, duly endorsed by Parent for transfer to the Buyer or accompanied by stock powers duly executed in blank, and upon receipt by Parent of the Purchase Price (including payment of the Note and the notes specified in the definition of Debt Amount), good and valid title to the Shares will pass to the Buyer, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(f) Purchased Assets. Parent has good and valid title to, or in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code), in the Purchased Assets. Except as set forth on Schedule 2.27(f), none of the Purchased Assets is subject to any Liens. The Purchased Assets (together with assets currently owned by the Company) constitute all of the assets, properties and rights used in the conduct of the Company’s Business as of the date hereof.

(g) Financial Condition. Parent has not committed any act of bankruptcy, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed to any part of its assets, or has not had any debtor take possession of any of its property.

(h) Investment. Parent is not acquiring the Buyer Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(i) Disclosure of Information. Parent has had an opportunity to discuss the Buyer’s businesses, management, and financial affairs with management of the Buyer and has had an opportunity to view the Buyer’s facilities. Parent acknowledges that (A) except for the matters that are expressly covered by the Agreement, Parent is relying on its own investigation and analysis in entering into the Agreement and consummating the transactions contemplated thereby, (B) it is sophisticated and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of the Agreement, (C) it has reviewed the Disclosure Materials, and (D) the Buyer makes no representation or warranty to Parent other than as expressly made in this Agreement, including, without limitation, with respect to any projections, estimates or budgets heretofore delivered or made available to Parent concerning future revenues, expenses, expenditures or results of operations of Buyer and Parent is consummating the transactions contemplated by the Agreement without any representation or warranty, express or implied, by the Buyer or any of its advisors or Affiliates except as expressly set forth in this Agreement.

(j) Sophisticated Investor. Parent together with its officers and directors has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer Shares, as contemplated by Rule 506 of Regulation D promulgated under the Securities Act.

(k) Restricted Securities. Parent understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Parent must hold the Buyer Shares unless they are registered under the Securities Act and applicable state securities laws, or an exemption from such registration and qualification requirements is available. In connection with any transfer of the Buyer Shares other than pursuant to an effective registration statement or to an Affiliate of Parent who qualifies as an accredited investor under Regulation D of the Securities Act, the Buyer may require the transferor thereof to provide to the Buyer an opinion of counsel selected by the transferor but reasonably satisfactory to the Buyer, the form and substance of which opinion shall be reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration of such transferred Buyer Shares under the Securities Act, provided that Buyer will provide any such opinion of counsel in connection with a transfer of Buyer Shares that meets all of the conditions of Rule 144 of the Securities Act. Parent acknowledges and agrees that certificates evidencing the Buyer Shares will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BANKS.COM, INC.

(l) Residency. Parent’s principal place of business is in the State of Virginia.

2.28 Full Disclosure. No statement contained in any representation or warranty of Company or Parent contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company or Parent to Buyer Parties in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of material fact or omits or will omit to state any material fact.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Except as set forth on the disclosure schedule delivered to the Parent by the Buyer on the date hereof (the “Buyer Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Buyer Parties represent and warrant to the Parent as follows:

3.1 Organization. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

3.2 Authority to Execute and Perform Agreement. Each Buyer Party has all requisite corporate power and authority to (i) enter into, execute and deliver this Agreement and the other agreements which this Agreement provides that such Buyer Party shall enter into, execute or deliver (the “Buyer Transaction Documents”) and (ii) perform fully its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Transaction Documents have been duly authorized by the Board of Directors of each Buyer Party, which is the only required corporate action on the part of such Buyer Party. This Agreement has been duly and validly executed and delivered by each Buyer Party and constitutes, and when executed and delivered by such Buyer Party each of the Buyer Transaction Documents will constitute, assuming the due authorization, execution and delivery by the Company, and Parent, or any of them, the legal, valid and binding obligation of such Buyer Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.3 No Breach. The execution, delivery and performance of this Agreement and the Buyer Transaction Documents by each Buyer Party and consummation by each Buyer Party of the transactions contemplated hereby or thereby will not (a) violate any provision of the articles of incorporation or by-laws of such Buyer Party; (b) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Buyer Party or by which any of its assets, properties or securities is bound; or (c) require the approval or consent of any other Person.

3.4 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer Party.

3.5 Actions and Proceedings. There are no actions, suits, proceedings, investigations or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of any Buyer Party, threatened against such Buyer Party or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, prospects, results of operations or condition (financial or otherwise ability of Buyer or any Buyer Party to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

3.6 Disclaimer of Buyer Parties. Neither Buyer Party nor any of its Affiliates shall be deemed to have made to Parent any representation or warranty other than as expressly made in Article III hereof. In particular, each Buyer Party and its affiliates make no representation or warranty with respect to any projections, estimates or budgets heretofore delivered or made available to Parent concerning future revenues, expenses, expenditures or results of operations.

3.7 Disclosure of Information. Buyer Parties have had an opportunity to discuss the Company’s businesses, management, and financial affairs with management of the Company and has had an opportunity to view the Company’s facilities. Buyer Parties acknowledge that (A) except for the matters that are expressly covered by the Agreement, Buyer Parties are relying on their own investigation and analysis in entering into the Agreement and consummating the transactions contemplated thereby, (B) they are sophisticated and have undertaken such investigation, and have been provided with and have evaluated such documents and information, as they deemed necessary in connection with the execution, delivery and performance of the Agreement, and (C) the Company and Parent make no representation or warranty to Buyer Parties other than as expressly made in this Agreement, including, without limitation, with respect to any projections, estimates or budgets heretofore delivered or made available to Buyer Parties concerning future revenues, expenses, expenditures or results of operations of the Company and Buyer Parties are consummating the transactions contemplated by the Agreement without any representation or warranty, express or implied, by the Company or Parent or any of their advisors or Affiliates except as expressly set forth in this Agreement.

3.8 Full Disclosure. No statement contained in any representation or warranty of Buyer Parties contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Buyer Parties in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of material fact or omits or will omit to state any material fact.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Conduct of Business. Except with the prior written consent of the Buyer, during the period from the date hereof to the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX hereof, the Parent shall cause the Company to observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company will:

(i) Preservation of Personnel. Use reasonable commercial efforts consistent with the Company’s past practices to preserve intact its Business organization and keep available the services of present employees, in each case in accordance with past practice.

(ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties. Use reasonable commercial efforts to preserve its Business and, in accordance with past practice, advertise, promote and market its services, keep its properties intact, preserve its goodwill, and maintain all physical properties in reasonably good operating condition, ordinary wear and tear excepted;

(iv) Intellectual Property. Use reasonable commercial efforts to preserve and protect the Company Intellectual Property, including without limitation by requiring new employees to sign proprietary information and invention assignment agreements and new customers to sign engagement letters, each consistent with Company’s past practices;

(v) Ordinary Course of Business. Operate its business in only the ordinary course and consistent with past practice; and

(vi) Working Capital. Maintain Working Capital in a manner consistent with the Company’s past practices, provided that such Working Capital shall be at a level that would not result in the Company being required to give notice of a capital deficiency pursuant to Rule 17a-11 of the Exchange Act.

(b) Negative Covenants Pending Closing. The Company will not:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of its assets, other than sales or transfers in the ordinary course of business and in accordance with past practice;

(ii) Liabilities. (A) Incur any obligation or liability other than in the ordinary course of the Company’s business, (B) incur any indebtedness for borrowed money or (C) enter into any contracts or commitments involving payments by the Company of $5,000 or more;

(iii) Compensation. (A) Change the compensation or fringe benefits of any officer, director, employee or consultant except pursuant to agreements entered into prior to the date of this Agreement and listed and as described on the disclosure schedules hereto or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, manager, employee or consultant of the Company;

(iv) Capital Stock. (A) Grant any option, warrant or other right to purchase, or to convert any obligation into its capital stock, (B) declare or pay any dividend or other distribution with respect to any of its capital stock (other than a dividend of excess cash in an amount that would not be reasonably likely to result in a Purchase Price Adjustment pursuant to Section 1.3 hereof), (C) issue any capital stock or (D) redeem or otherwise acquire any capital stock;

(v) Governing Instruments. Amend the Certificate of Incorporation or Bylaws of the Company;

(vi) Acquisitions. Make any acquisition of property other than in the ordinary course of the Company’s Business and in accordance with past practice;

(vii) Material Agreements. Enter into or modify any material agreement with any other Person or entity except in the ordinary course of business and consistent with past practice;

(viii) Legal Action. Commence any legal action;

(ix) Accounting Methods. Take any action to change any accounting method or practice or any method of reporting income, deductions or other items for income tax purposes, except as required by a change in GAAP or applicable law occurring after the date hereof;

(x) Elections. Make or change any election with respect to Taxes, agree to make any claim or assessment in respect of Taxes, agree to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes, amend any income or other Tax Return or file a claim for refund; or

(xi) Other Prohibited Actions. Enter into any contract, agreement, commitment or arrangement with respect to any of the actions described in Sections (i) through (x) above, or any action which would be reasonably likely to make any of the representations or warranties contained in Article II of this Agreement untrue or incorrect as of the date of this Agreement or at any time on or prior to the Closing Date.

(c) Corporate Examinations. Prior to the Closing, the Buyer shall be entitled, through its employees and representatives, to have such reasonable access to the assets, properties, business, books, records and operations of the Company as the Buyer shall reasonably request, provided that Buyer shall not have access to any software source code or the names of individual customer contacts. Any such investigation and examination shall be conducted at reasonable times and shall not unreasonably interfere with the normal business operations of the Company and shall be coordinated with the Parent and the Company shall cooperate fully therein. In order that the Buyer may have full opportunity to make such examination, the

Seller and the Company shall furnish the representatives of the Buyer during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request (subject to the exceptions described above) and cause their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such examination.

4.2 Duty to Supplement. If the Parent or the Company discovers any fact, event, condition or circumstance that causes any representation or warranty made by the Parent or the Company to the Buyer in this Agreement to become untrue or inaccurate at any time after the date of this Agreement and prior to the Closing Date, the Parent or the Company shall promptly (but in no event later than four (4) business days) notify the Buyer of such fact, event, condition or circumstance. If the Parent or the Company discovers any development, event, circumstance or condition occurring after the date hereof and prior to the Closing Date that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, the Parent or the Company shall promptly (but in no event later than four (4) business days) notify the Buyer of such development, event or circumstance or condition. No supplement or amendment to a disclosure schedule shall be deemed to supplement or amend such disclosure schedule for purposes of (a) determining the accuracy of any of the representations and warranties made by any party in this Agreement or (b) determining whether any condition to any party’s obligations to consummate the transaction contemplated hereby has been satisfied.

If any Buyer Party discovers any fact, event, condition or circumstance that causes any representation or warranty made by the Buyer Parties to the Parent in this Agreement to become untrue or inaccurate at any time after the date of this Agreement and prior to the Closing Date, such Buyer Party shall promptly (but in no event later than four (4) business days) notify the Parent of such fact, event, condition or circumstance. If any Buyer Party discovers any development, event, circumstance or condition occurring after the date hereof and prior to the Closing Date that individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect, such Buyer Party shall promptly (but in no event later than four (4) business days) notify the Parent of such development, event or circumstance or condition. No supplement or amendment to a disclosure schedule shall be deemed to supplement or amend such disclosure schedule for purposes of (a) determining the accuracy of any of the representations and warranties made by any party in this Agreement or (b) determining whether any condition to any party’s obligations to consummate the transaction contemplated hereby has been satisfied.

4.3 Authorization from Others. Prior to the Closing Date, the parties shall use all commercially reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement.

4.4 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Closing, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

4.5 Expenses. Parent shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Professional Fees. All fees and expenses of Company’s and Parent’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b) Other. Except as otherwise provided herein, each of the Parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

4.6 Public Announcements. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of the Buyer and the Parent, which approval shall not be unreasonably withheld, provided that the Buyer shall not be prevented from making such disclosure as it shall be advised by counsel is required by law or the rules of the American Stock Exchange.

4.7 Further Assurances. Each of the Parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement.

4.8 Covenant of Confidentiality; Non-Competition and Non-Solicitation. Subject to the Closing and as an inducement to the Buyer to execute this Agreement and in order to preserve the goodwill of the business of the Company, Parent hereby covenants and agrees as follows:

(a) To the extent that such Confidential Information does not rise to the level of a trade secret under applicable law, for a period of five years after the Closing, and to the extent that such Confidential Information does rise to the level of a trade secret under applicable law, then for as long as such Confidential Information remains a trade secret under applicable law (or for the maximum duration provided under such law), Parent shall not, except as explicitly requested by the Buyer or as necessary to prepare part year Tax Returns for the Company for the period in which Company was owned by Parent, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any Confidential Information concerning the Company. For purposes hereof, “Confidential Information” shall mean and include, without limitation, all Company Intellectual Property in which the Company has an interest, all customer lists and customer information, all information and the Purchase Price Adjustment pursuant to Section 1.3, and all other information concerning the Company’s processes, apparatus, equipment, packaging, products, marketing and distribution methods; provided, however, Confidential Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by Parent. Parent agree that the provisions and restrictions contained in this Section 4.8 are necessary to protect the legitimate continuing interests of the Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to the Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Buyer for such violation or breach and regardless of any other provision contained in this Agreement, the Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 4.8.

(b) Without the express prior written consent of the Buyer, Parent shall not, at any time during the three-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business substantially similar to the Company’s Business. Notwithstanding the preceding sentence, Parent may sell its net operating losses to an entity that competes with the Company’s Business.

(c) For a period of five years following the Closing, Parent shall not directly or indirectly solicit for employment any employees of the Company, except through a general advertisement of employment or other means of general circulation not specifically directed at or targeting any employee of the Company; provided that if any such employee is terminated by the Buyer, the restrictions in this Section 4.8(c) shall not apply with respect to such terminated Employee; provided that nothing contained in this Section 4.8(c) shall prevent Stewart Christ and Jerome Szelc from serving as directors and/or officers of Parent following the Closing.

4.9 Transfer of Bank Accounts, Etc. Contemporaneous with or immediately following the Closing, Parent shall cause the Company to transfer and assign to the Buyer, effective as of the Closing Date, (A) all accounts listed on Schedule 2.15, whether or not such accounts are held in the name of the Company, and (B) any power of attorney from the Company with respect to such accounts.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Deliveries by Parent. At the Closing, the Parent shall have satisfied the following conditions and delivered to the Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Company and Parent contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations speak as of a specific date or time in which case such representations and warranties shall be or have been true as of such date or time) as of the Closing Date as though made on and as of the Closing Date, except where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed by the Parent to such effect. Parent and the Company shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Buyer shall have received a certificate signed by the Parent to such effect.

(b) No Material Adverse Change. There shall not have occurred any event, circumstance or other matter which, individually or together with all other such events, circumstances or matters, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) Litigation. No Litigation to restrain or prohibit the transactions contemplated by this Agreement shall be pending or, to the Knowledge of Company, threatened before any court, administrative agency or commission or other Governmental Authority or SRO.

(d) Stock Certificates. A stock certificate or stock certificates representing all the Shares, duly endorsed or accompanied by stock powers duly executed in blank or duly executed instruments of transfer with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to such shares to the Buyer.

(e) Corporate Records. The minute books, stock books, stock ledgers and corporate seal of the Company shall have been delivered to Buyer.

(f) Organizational Documents. A copy of the By-laws of Company certified by the secretary of Company, and a copy of the Certificate of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company. Good standing certificates for Parent and the Company, dated no earlier than ten (10) days before the Closing Date, from the applicable Governmental Authority of Parent and Company’s jurisdiction of incorporation.

(g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

(h) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the Shareholders of Company and Parent authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(i) Consents. All consents listed on Schedule 5.1(i) hereto required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and delivered to the Buyer in a form and substance satisfactory to the Buyer.

(j) Opinion of Company’s Counsel. An opinion of Company’s counsel, Keith R. Malley, PC, dated the Closing Date, in a form and substance reasonably satisfactory to the Buyer.

(k) Assignment of Intellectual Property. Each of the Persons set forth on Schedule 2.20 shall have executed a Proprietary Information and Assignment Agreement, in substantially the form attached hereto as Exhibit A.

(l) Waivers. Certificates, agreements and waivers from the Company’s directors and officers and, to the extent practicable through the exercise of commercially reasonable efforts, those employees identified on Schedule 5.1(l), in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, certifying that (i) no claims have been brought or, to such Person’s knowledge, threatened against such Person which would or may give rise to a right to indemnification from the Company, and (ii) such Person has no amounts owed to such Person by the Company (other than for any accrued and unpaid wages and arising out of contracts listed on Schedule 2.14 pursuant to Section 2.14(b) and 2.14(o) hereof) and has no other claim against the Company and such Persons shall provide a full and final general release to such effect.

(m) Resignations. Duly signed resignations from the officers, members of board of directors, board of managers or similar organizational bodies, effective as of the Closing, of the Company.

(n) FIRPTA Certificate. Parent shall have delivered to the Buyer an affidavit, under penalties of perjury, in form and substance satisfactory to the Buyer complying with the Treasury Regulations under Section 1445 of the Code.

(o) Employment Matters.

(i) Buyer shall have completed to its sole satisfaction background and reference checks on the employees of the Company set forth on Schedule 2.20.

(ii) Employment Agreements and Non-Competition Agreements in a form satisfactory to Buyer between the Company or the Acquisition Sub, as the case may be, and each of the following individuals: Stewart Christ and Jerome Szelc.

(iii) Each employee set forth on Schedule 2.20, other than Stewart Christ and Jerome Szelc shall have confirmed in writing the terms of his or her employment with the Company or the Acquisition Sub, as the case may be.

(iv) Each consultant set forth on Schedule 2.20 shall have confirmed in writing the terms of his or her services with the Company or the Acquisition Sub, as the case may be, and that such consultant has no present intent to terminate such services.

(p) Regulatory Approvals. The Company shall have received the approval of FINRA with respect to the transaction contemplated by this Agreement. The Company shall have made all notice filings with the states and received any necessary state regulatory approvals with respect to the transactions contemplated by this Agreement.

(q) Agreements. Each of the following documents shall have been delivered to Buyer and Acquisition Sub:

(i) A Bill of Sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);

(ii) An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(iii) An Intellectual Property Assignment Agreement substantially in the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”); and

(iv) A Domain Name Assignment Agreement substantially in the form attached hereto as Exhibit E (the “Domain Name Assignment Agreement”).

(r) Registered Intellectual Property. With respect to each registered trademark or parent, or application thereof, included in the Purchased Assets, an assignment suitable for filing with the United States Patent and Trademark Office, or in foreign jurisdictions as appropriate.

(s) Other Documents. All other documents, instruments or writings required to be delivered to the Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Buyer may reasonably request.

5.2 Deliveries by Buyer Parties. At the Closing, the Buyer Parties shall have satisfied the following conditions and delivered to the Parent the following documents, in each case duly executed or otherwise in proper form:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations speak as of a specific date or time in which case such representations and warranties shall be or have been true as of such date or time) as of the Closing Date as though made on and as of the Closing Date, except where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), in the aggregate, have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect. The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied by it at or prior to the Closing Date; and the Parent shall have received a certificate signed by an authorized officer of the Buyer to such effect.

(b) No Material Adverse Change. There shall not have occurred any event, circumstance or other matter which, individually or together with all other such events, circumstances or matters, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

(c) Assignment and Assumption Agreement. The Assignment and Assumption Agreement shall have been delivered to the Parent.

(d) Good Standing. A certificate of active status of Buyer from the Secretary of State of the State of Florida, dated no earlier than ten days before the Closing Date.

(e) Opinion of Buyer’s Counsel. An opinion of Buyer’s counsel, dated the Closing Date, in a form and substance reasonably satisfactory to the Parent.

ARTICLE VI

TAX MATTERS

6.1 Tax Covenants and Agreements.

(a)(i) The Parent shall prepare, or cause to be prepared, all Tax Returns for the Company for taxable periods ending on or before the Closing Date required to be filed after the Closing Date; (ii) the Parent shall file such Tax Returns no later than the due dates thereof, as such dates may be extended; and (iii) without limiting the Buyer’s obligations set forth in Section 6.1(c), the Parent shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns.

(b) Subject to the provisions of Section 6.1(d), the Parent shall be liable to the Buyer for, and shall hold the Buyer and the Company harmless from and against, any and all Losses that the Buyer or the Company may at any time suffer or incur, or become subject to, as a result of or in connection with (i) Taxes due or payable by the Parent or the Company for any taxable year or tax period ending on or before the Closing Date, except to the extent that accruals for such Taxes are reflected on the final Closing Balance Sheet, (ii) Taxes for which Parent or the Company is responsible under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise, (iii) Taxes for which Parent or the Company are responsible under Section 6.3(b), (iv) any amounts payable pursuant to Section 1274 of the Code, and (v) a breach of any representation or warranty contained in Section 2.8.

(c) Subject to the provisions of Section 6.1(d) and 6.3(b), the Buyer shall be liable for, and shall hold the Parent harmless from and against, Losses that the Parent may at any time suffer or incur, or become subject to, as a result of or in connection with (i) Taxes due or payable by the Company for any tax period ending after the Closing Date, and (ii) Taxes for any period ending on or before the Closing Date to the extent that accruals for such Taxes are reflected on the final Closing Balance Sheet.

(d) Any Taxes for a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between the Parent and the Company, in the case of real and personal property taxes and franchise taxes not based on gross or net income, on a per diem basis and, in the case of other Taxes, shall be determined based on the actual operations of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date. Each such portion of such period shall be deemed to be a tax period subject to the provisions of Sections 6.1(b) and 6.1(c) above.

(e) The Parent shall have the right to control any audit examination or other Proceeding with respect to Taxes and initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes. Provided, however, in the case of any Proceeding with respect to Taxes for which the Buyer or the Company is reasonably likely to be liable under this Agreement for a material amount of Taxes, or, with respect to any item the adjustment of which could materially increase the Taxes payable by the Buyer or the Company for a taxable period for which the Parent is not obligated to indemnify the Buyer or the Company pursuant to Section 6.1(b), the Parent shall consult with the Buyer with respect to the resolution of any such issue and shall not settle any such issue or file any amended Tax Return relating to such issue, without the consent of the Buyer, which shall not be unreasonably withheld. Parent shall use its best efforts (i) to keep Buyer informed on a reasonably current basis of proposed adjustments to any item of income, gain, loss, deduction, or credit affecting any Taxes payable by the Company for any tax period ending after the Closing Date, and for any period ending on or before the Closing Date to the extent that accruals for such Taxes are reflected on the final Closing Balance Sheet; (ii) to permit Buyer a reasonable opportunity to comment on how and whether such proposed adjustment should be contested or settled; and (iii) to inform Buyer of significant developments in any administrative or judicial proceedings relating thereto. Parent and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving a Tax liability of Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.1.

6.2 Tax Sharing Agreements. Any tax allocation or tax sharing agreements between the Parent and Company shall be terminated as of the Closing Date, and after the Closing Date, neither Parent nor Company shall be bound thereby or have any liability thereunder.

6.3 Code Section 338(h)(10) Election.

(a) At Buyer’s option as communicated by written notice to Parent, the Parent and the Buyer will join in making an election under Section 338(h)(10) of the Code, and any corresponding elections under state and local law, with respect to the purchase and sale of the Shares hereunder (such elections collectively the “Section 338(h)(10) Election”). The Parent will include any income, gain, loss, deduction or other tax items resulting from the Section 338(h)(10) Election on its Tax returns for the year of the sale to the extent required by applicable law. As soon as practicable after the Closing Date, the Buyer shall determine the amount of the “Aggregate Deemed Sales Price” (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the assets of the Company (such allocation referred to as the “Allocation”). The Allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations and shall be the basis for allocating the Aggregate Deemed Sales Price in the event of a Purchase Price Adjustment pursuant to Section 1.3. The Buyer and the Parent shall (i) be bound by, and shall take no position inconsistent with, the Allocation for any Tax purpose, including any audit or judicial or administrative proceeding and (ii) prepare and file all Returns and determine all Taxes in a manner consistent with the Allocation. In particular and not by way of limitation, in order to effect the Section 338(h)(10) Election, within ninety (90) days after Buyer’s written notice to Parent that it intends to make the Section 338(h)(10) Election and the later of the Closing Date or the Final Determination, the Buyer and each Seller shall (i) jointly execute necessary copies of Internal Revenue Form 8023 and Form 8883 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and (ii) file such Forms 8023 and 8883 with the Internal Revenue Service in a timely manner.

(b) The Parent shall be liable for and shall hold Buyer harmless against any liability for any incremental Tax resulting from the sale of Shares solely as a consequence of making a Section 338(h)(10) Election, provided however, that Buyer shall make a payment (the “Election Payment”) to Parent in the amount of the excess federal income tax liability incurred by Parent as a result of participating in the Section 338(h)(10) Election, less all net operating losses or tax credits of Parent reflected on Schedule 6.3(b). Buyer shall pay any amount due to Parent pursuant to the preceding sentence within thirty (30) days of Parent’s providing a written notice to Buyer detailing the calculation of the Election Payment; provided, however, that if Buyer challenges the calculation of the Election Payment, the time for Buyer’s payment shall be tolled pending a determination of the Election Payment by an independent certified public accounting firm (a “CPA Firm”) mutually selected by Buyer and Parent. In the event Buyer and Parent cannot agree on a CPA Firm, the CPA Firm shall be Ernst & Young. The CPA Firm’s determination of the Election Payment shall be binding on the parties. In the event the Election Payment as determined by the CPA Firm is lower than the Election Payment as calculated by Parent by more than ten percent (10%), Parent shall bear the costs of the CPA Firm’s determination; in all other events Buyer shall be responsible for the costs of the CPA Firm’s determination. The Election Payment shall be treated for all Tax purposes as an adjustment to the consideration to be paid hereunder and no party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law. Furthermore, (i) the Parent shall pay any state or local transfer, sales or use, notarial or similar fees or Taxes arising as a result of the sale of the Shares, and (ii) the Parent shall be responsible for and shall pay any income, franchise or similar taxes imposed by any state or local taxing authority as a result of any deemed Section 338(g) election (or any comparable election under state law) if such state or local taxing authority does not allow or respect a Section 338(h)(10) election (or any comparable or resulting election under state law) with respect to the purchase and sale of the Shares contemplated hereby.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival of Seller Obligations.

(a) The representations and warranties of the Company and the Parent in this Agreement or any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the twelve month anniversary of the Closing Date and shall terminate and be of no further force or effect as of the day after such date (the “Expiration Date”), except that the representations and warranties in Section 2.7, which shall continue in full force and effect for a period of three years following the Closing Date and except for the representations and warranties in Sections 2.2, 2.9, 2.27(b), 2.27(d), 2.27(e) and 2.27(f) shall survive the Closing for the applicable statute of limitations.

(b) The covenants and agreements of the Company and the Parent in this Agreement or any document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, for the periods ending upon the expiration of the last statute of limitations applicable to any claim arising under any such covenant or agreement.

7.2 Parent’s Obligation to Indemnify.

(a) Subsequent to the Closing, Parent shall indemnify and hold harmless the Buyer Parties and the Company and their respective directors, officers, employees, agents, affiliates and assigns (collectively, the “Buyer Indemnified Persons”) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) suffered or incurred by any Buyer Indemnified Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of the Company or the Parent in this Agreement or in any document delivered pursuant hereto or (ii) any breach of any covenant or agreement of the Parent and, prior to the Closing, the Company in this Agreement or in any document delivered pursuant hereto.

(b) No indemnification shall be payable pursuant to Section 7.2(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 7.1, except with respect to claims made prior to such termination pursuant to Section 7.7 but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

7.3 Limitations on Parent’s Indemnification. Notwithstanding any provision of this Agreement to the contrary:

(a) The limitations of Sections 7.1(a), 7.2(b) and 7.3(b) shall not apply in the case of (i) a fraudulent or intentional misrepresentation or breach or gross misconduct by the Parent or the Company, (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(b) The Parent shall have no obligation to indemnify any Buyer Indemnified Person pursuant to Section 7.2(a) until the aggregate amount of the Losses subject thereto exceeds $20,000 (the “Threshold Amount”), after which, subject to the next sentence of this section, the obligation of the Parent shall be to indemnify the Buyer Indemnified Persons to the full extent of such Losses. Subject to the provisions of Section 7.3(a), the aggregate liability of the Parent for indemnification hereunder shall be limited to $1,100,000 (the “Applicable Cap”).

7.4 Survival of Buyer Obligations.

(a) The representations and warranties of the Buyer Parties in this Agreement or any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the Expiration Date and shall terminate and be of no further force or effect as of such date, except that the representations and warranties in Sections 3.2 and 3.3 shall survive the Closing for the applicable statute of limitations.

(b) The covenants and agreements of the Buyer Parties in this Agreement or any document delivered pursuant hereto survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, for the periods ending upon the expiration of the last statute of limitations applicable to any claim arising under any such covenant or agreement.

7.5 Buyer Obligation to Indemnify.

(a) Subsequent to the Closing, the Buyer Parties shall indemnify and hold harmless the Parent and its directors, officers, employees, agents affiliates and assigns (collectively the “Parent Indemnified Persons”) from and against all Losses suffered or incurred by the Parent Indemnified Persons based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of the Buyer Parties in this Agreement or any document delivered pursuant hereto or (ii) any breach of any covenant or agreement of the Buyer Parties in this Agreement or any document delivered pursuant hereto.

(b) No indemnification shall be payable pursuant to Section 7.5(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 7.4, except with respect to claims made prior to such termination pursuant to Section 7.7 but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

7.6 Limitations on Buyer Indemnification.

(a) The limitations of Sections 7.5(b) and 7.6(b) shall not apply in the case of (i) a fraudulent or intentional misrepresentation or breach or gross misconduct by the Buyer or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(b) The Buyer shall have no obligation to indemnify any Seller pursuant to Section 7.5(a) until the aggregate amount of the Losses subject thereto exceeds the Threshold Amount, after which, subject to the following sentence, the obligation of the Buyer shall be to indemnify the Parent to the full extent of such Losses. Subject to the provisions of 7.6(a), the aggregate liability of Buyer pursuant to Section 7.6(a) shall be limited to the Applicable Cap.

7.7 Procedures Relating to Indemnification.

(a) An indemnified Person under Sections 7.2(a) or 7.5(a) (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) of any Loss in respect of which such Indemnified Party is seeking indemnification under Sections 7.2(a) or 7.5(a), specifying in reasonable detail the nature of such Loss, the section or sections of this Agreement to which the Loss relates, and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss), except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice given by any Indemnified Party under Section 7.7(a) to a Seller shall be given to the Parent.

(b) If a Loss is suffered or incurred for or on account of or arises from or in connection with any demand, claim, suit, action, cause of action, investigation or inquiry by a Person not party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof at its own expense. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim. If the Indemnifying Party fails to assume the defense of any Third Party Claim within twenty (20) business days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party.

(c) With respect to any Loss (other than any Loss suffered or incurred for or on account of or arising from or in connection with any Third Party Claim), the Indemnifying Party shall have thirty (30) business days from receipt of notice from the Indemnified Party of such Loss within which to respond thereto. If the Indemnifying Party does not respond within such thirty (30) business day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Loss.

(d) The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article VII, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article VII that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount that was set off and not owed, plus interest at the rate per annum of 5% (500 basis points) beginning on the date of set-off and continuing until the date of payment to the Indemnifying Party of all such funds by the Indemnified Party. The right to set-off in this Section 7.7(d) shall be without prejudice and in addition to any right of set-off, lien or other right to which the Indemnified Party is at any time otherwise entitled (whether by operation of law, agreement or otherwise).

7.8 Characterization of Indemnification Payments. Any payments made pursuant to Article VII of this Agreement shall be treated for all Tax purposes as adjustments to the consideration to be paid hereunder and no party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

ARTICLE VIII

TERMINATION

8.1 Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Parent, or

(b) by either Buyer or Parent by written notice to the other if the Closing shall not have occurred on or before January 31, 2008, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

8.2 Termination for Breach.

(a) Termination by Buyer. If (i) there has been a material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company shall have attempted to terminate this Agreement under this Section 8 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 8.2(c) hereof.

(b) Termination by Parent. If (i) there has been a material violation or breach by Buyer Parties of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Parent, or (ii) there has been a failure of satisfaction of a condition to the obligations of Company or Parent which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Section 8 or otherwise without grounds to do so, then Company or Parent may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 8.2(c) hereof.

(c) Effect of Termination. Termination of this Agreement pursuant to this Section 8.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties’ obligations under Section 4.5 of this Agreement shall survive termination.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in Person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to the Buyer, or after the Closing to the Company, to:

Banks.com, Inc.

222 Kearny Street, Suite 550 San Francisco, CA 94108
Attention: Daniel M. O’Donnell
Phone: (415) 962-9700
Facsimile: (415) 962-9702

(b) if to the Parent, or Prior to the Closing the Company, to the Parent:

OnLine Investments, Inc.
12310 Pinecrest Road
Suite 203B
Reston, VA 20191
Telephone: (703) 620-5700
Facsimile: (703) 620-6223

with a copy (which shall not constitute notice for purposes hereof) to:

Keith R. Malley, PC
2111 Wilson Boulevard
Suite 600
Arlington, VA 22201
Telephone: 703-351-5061
Facsimile: 703-351-1077

Any party may by notice given in accordance with this Section 9.1 to the other parties designate another address or Person for receipt of notices hereunder.

9.2 Entire Agreement. Except as specifically set forth below, this Agreement, including the exhibits, the Seller Disclosure Schedules, the Buyer Disclosure Schedules and the other documents delivered pursuant hereto, contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements, written or oral, with respect thereto (including, without limitation the Letter of Intent). The Buyer Disclosure Schedules and the Company Disclosure Schedules are each a part of this Agreement as if fully set forth herein.

9.3 Amendment. This Agreement may not be amended except by an instrument signed by the Buyer Parties, Parent and the Company.

9.4 Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

9.5 Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof.

9.6 Forum. Any legal suit, action or proceeding brought by the Parent or the Buyer, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in the courts of the State of Florida or the courts of the United States of America located in the State of Florida having jurisdiction over the City of Tampa (collectively, the “Courts”), and each of the Parent, the Company and the Buyer (on its behalf and on behalf of such affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of the Courts in any such suit, action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

9.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable except by the Buyer to an Affiliate thereof without the prior written consent of the other parties hereto.

9.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.10 Definitions.

“Closing Price” means, for any security as of any date, the closing sales price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg. “Principal Market” means the American Stock Exchange or, if the American Stock Exchange is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Debt” means any obligations or liabilities of the Company other than the Note (a) relating to indebtedness for borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments, (c) in respect of banker’s acceptances or letters of credit to the extent not fully secured by collateral, (d) for the deferred purchase price of property or services (other than current accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (e) under capital leases, and (f) secured by any security interest on any property owned by a Person even though such Person has not assumed or otherwise become liable for the payment thereof plus (g) a promissory note of the Parent in favor of ACRMSC, LLC, dated December 1, 2006, in the aggregate principal amount of $17,500.00, (h) a promissory note of the Parent in favor of Michael Courtney, dated December 15, 2006; in the aggregate principal amount of $15,000.00 and (i) a promissory note of the Parent in favor of Alistair McKendrick, dated December 26, 2006, in the principal amount of $10,000.

“Disclosure Materials” all reports required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four months preceding the date hereof.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, federal, state, local or foreign.

“Laws” means any liabilities or obligations as a result of any violation or alleged violation by Company or any of its Affiliates of any applicable judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority or SRO.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance of any nature whatsoever.

“Litigation” means any liability or obligation with respect to any action, suit, Proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative, pending or threatened against the Company or any of its Affiliates on the Closing Date or which is initiated at any time thereafter against the Company or any of its Affiliates.

“Note” means the Secured Promissory Note of the Parent, dated June 7, 2005, as amended December 30, 2005, January 23, 2006, and April 27, 2007 in favor of Frank Maratea in the aggregate principal amount of $202,480.00.

“Knowledge” means the knowledge after due inquiry of any of Stewart Chris and Jerry Szelc (which shall be deemed to include knowledge of facts or circumstances that would reasonably have been known to such person if such person had conducted a reasonable review of the books and records of the Company and had made all reasonable inquiries about the same of all employees, officers and directors of the Company who might reasonably be expected to have knowledge of the relevant fact, event, circumstance or candidate.

“Proceedings” means any action suit, litigation, arbitration, proceedings (including any civil, criminal, administrative, investigative or appellate proceeding and any information proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved any Governmental Authority or any arbitrator or arbitration panel.

“Regulatory Net Capital Amount” means the minimum net capital level of the Company, as computed in accordance with Rule 15c3-1 of the Exchange Act that would not result in the Company being required to give notice of a capital deficiency pursuant to Rule 17a-11 of the Exchange Act.

“SRO” means any self-regulatory organization empowered by the Securities and Exchange Commission (the “SEC”), such as FINRA.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys or investment bankers), (b) all payments, bonuses or severance which become due or are otherwise required to be made by the Company as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) any withholding, payroll, employment or other Taxes, if any, required to be withheld or paid by Buyer (on behalf of the Company), or the Company with respect to amounts payable pursuant to this Agreement, the amounts described in clauses (a) and (b), or the forgiveness of any loans or other obligations owed to the Company by its shareholders or employees in connection with the transactions contemplated by this Agreement.

“Working Capital” means an amount equal to (a) the amount of the current assets (consisting of cash, accounts receivable (net), any prepaid accounts, and other current assets, but excluding deferred tax assets) of the Company, minus (b) the amount of the current liabilities (consisting of accounts payable, accrued expenses, including, without limitation, bonuses and commissions, current and long-term portions of accrued workers’ compensation expense, but excluding any deferred tax liabilities and funded indebtedness) of the Company, which shall be determined in accordance with GAAP as consistently applied by the Company in preparing the 12-31-06 Balance Sheet.

“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than the Regulatory Net Capital Amount.

“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is more than the Regulatory Net Capital Amount.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 29, 2007.

BANKS.COM, INC.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President and Chief Executive Officer

INTERSEARCH CORPORATE SERVICES, INC.

By:	/s/ Kimberly O’Donnell
Name:	Kimberly O’Donnell
Title:	President

ONLINE INVESTMENTS, INC.

By:	/s/ Stewart H. Christ
Name:	Stewart H. Christ
Title:	President and Chief Executive Officer

MYSTOCKFUND SECURITIES, INC.

By:	/s/ Jerome Szelc
Name:	Jerome Szelc
Title:	President

EXHIBIT A

STATEMENT REGARDING CLARIFICATION OF OWNERSHIP OF

INTELLECTUAL PROPERTY RIGHTS

BETWEEN

EMPLOYEE AND ONLINE INVESTMENTS, INC.

AND BANKS.COM, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Attached to this statement is an Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”) with Banks.com, Inc., including its subsidiaries (the “Company”).

Please take the time to review the Agreement carefully. It contains (i) specific terms and conditions with respect to ownership of intellectual property rights between yourself and Online Investments, Inc. (“OLI”) and (ii) material restrictions on your right to disclose or use, during or after your employment with the Company, certain information and technology learned or developed by you during your employment with the Company. The Company considers this Agreement to be very important to the protection of its own business and the business of MyStockFund Securities, Inc., a wholly owned subsidiary of OLI.

If you have any questions concerning the Agreement, you may wish to consult an attorney. Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

Reviewed and Understood:

Date:
Employee Name

Employee Signature

EMPLOYEE PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

In consideration of (i) clarification of my and Online Investment, Inc.’s (“OLI”) intellectual property rights with respect to each other; (ii) my employment with Banks.com, Inc., including its subsidiaries (the “Company”); and (iii) the rights to participate in connection with my employment by the Company in any insurance programs, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of Company employees of comparable rant and status, subject to the provisions of such plans and programs, I hereby agree to (i) certain terms and conditions regarding the ownership of intellectual property rights as between OLI and myself and (ii) certain restrictions and obligations placed on my use and development of information and technology of the Company, as more fully set out below.

1. At-Will Employment. I understand and acknowledge that my employment with the Company is on an “at-will” basis and nothing in this agreement shall be construed to imply that the term of my employment is of any definite duration. I acknowledge that this employment relationship may be terminated at any time, with or without cause or advance notice. I also understand that any representation to the contrary is unauthorized and invalid, unless obtained in writing and signed by the Company’s President.

2. Proprietary Information.

(a)	Confidential Restrictions. I understand that the Company possesses and will possess Proprietary Information (as defined below) that is important to its business and that in the course of my work as an employee of the Company, I may have access to Proprietary Information concerning the Company. I further understand that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information and I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information. I will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize or remove from Company premises such information except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company.

(b)

Definition. For purposes of this Agreement, “Proprietary Information” is information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of or used by the Company (including, without limitation, any person or entity owned by, controlled by or affiliated with the Company) or to any other person or entity to whom or which the Company owes a duty of confidentiality, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightly in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company. “Proprietary Information” includes, but is not limited to, trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customers, pricing data and other information concerning the Company’s actual or anticipated business, research or development, or that is received in confidence by or for the Company from any other person.

(c)	Prior Actions and Knowledge. I represent and warrant that, from the time of my first contact or communication with the Company, I have held in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and have not disclosed any Proprietary Information, directly or indirectly, to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent permitted by Section 1(a) above.

(d)	Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company (and consistent with the Company’s agreement with such third party) or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company (and consistent with the Company’s agreement with such third party).

(e)	Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity. I further represent and warrant that I have returned all property, confidential information and materials belonging to former employers or business relationships and have not utilized such confidential information in connection with my employment by the Company.

3. Inventions.

(a)	Definition. For purposes of this Agreement, the term “Inventions” shall include ideas, processes, inventions, technology, designs, formulas, discoveries, compositions, techniques, patents, copyrights and trademarks and all improvements, rights and claims related to the foregoing, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of the Company or its affiliates, and that are made, conceived or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether or not made, conceived or developed during regular business hours or (ii) after termination of my employment if based on Proprietary Information.

(b)	Assignment.

(i)

To OLI. I have assigned and hereby assign to OLI, without further consideration, my entire right, title and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention, that related to the business of MyStockFund Securities, Inc., a wholly owned subsidiary of OLI (the “Business”), research and development for the Business, services related to the Business I performed for OLI or otherwise in connection with my employment with OLI or are based on or use the OLI confidential or proprietary information (collectively, the “Works”). I have agreed to execute such written instruments and do other such acts as may be necessary in the opinion of OLI to obtain a patent, register a copyright or otherwise enforce OLI’s rights in the Works (and I hereby irrevocably appoint OLI and any of its officers as my attorney in fact to undertake such acts in my name). To the extent, if any, that, notwithstanding this assignment, I retain any rights with respect to the Works, I agree to waive and not assert such rights, and agree that OLI (including its successors and assigns, and its and their licensees and sublicensees) may modify all or any portion of the Works, including, without limitation, the making of additions to or deletions from the Works, regarding of the medium (now or hereafter known) into which the Works may be modified regarding of the effect of such modifications on the integrity of the Works, and to identify me, or not to identify me, as one or more authors of or contributors to the Works or any portion thereof.

(ii)	To Company. I agree that all Inventions are the sole property of the Company, and shall be deemed works for hire to the maximum extent permitted by applicable law. I hereby assign, and agree to assign, to the Company, without further consideration, my entire right, title and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention, to the maximum extent permitted by federal and state law, including laws similar to Section 2870 of the California Labor Code (“Section 2870”), which provides as follows:

Section 2870. Employment agreements; assignment of rights

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Section 2870.

(c)	Disclosure. I agree to maintain adequate written records on the development of all Inventions and to disclose promptly to the Company all Inventions and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, invention, technology, design, formula, discovery, composition, technique, patent, copyright and trademark that I do not believe to be an Invention, but is conceived, developed or reduced to practice by me (along or with others) during my period of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact it is an Invention subject to this Agreement.

(d)	Post-Termination Period. I agree that any idea, process, invention, technology, design, formula, discovery, composition, technique, patent, copyright and trademark or any improvement, right or claim related to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after termination of my employment. Such presumption may be rebutted if I am able to prove that the idea, process, invention, technology, design, formula, discovery, composition, technique, patent, copyright and trademark or any improvement, right or claim related to the foregoing is not an Invention as such term is defined in Section 3(a) that should be assigned to the Company in accordance with Section 3(b).

(e)	Exclusions. Attached hereto as Schedule A is a list describing ideas, processes, inventions, technology, designs, formulas, discoveries, compositions, techniques, patents, copyrights and trademarks and all improvements, rights and claims related to the foregoing, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company, and which are not assigned to the Company hereunder (“Prior Inventions”). If no such list is attached, I hereby represent and warrant that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or property a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or property.

(f)	Further Actions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly-authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

4. Company Materials.

(a)	Company Materials Defined. I understand that the Company possesses or will possess Company Materials (as defined below) which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. Company Materials include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

(b)	Ownership. All Company Materials shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company. I further agree that, immediately upon the termination of my employment, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company and (iii) my copy of this Agreement. Upon any termination of my employment, I also agree to sign a Termination Certificate substantially in the form attached as Schedule B.

5. Conflicting Activities; Nonsolicitation.

(a)	No Conflicting Activities. During my employment with the Company, I will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends, and vacation time, while I am employed by the Company.

(b)	Nonsolicitation. I acknowledge that, because of my position in the Company, I will have access to the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in violation of this Agreement would be extremely difficult to detect or prove. Accordingly, I agree that the following restrictions are necessary to protect the Company’s trade secrets. I agree that during my employment with the Company and for a period of one (1) year after termination of my employment with the Company, I shall not directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which I obtained confidential information during my employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

(c)	Confidential Restrictions. I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligations contained in subsections (a) and (b) above, is necessary to protect the Company’s Proprietary Information and, consequently, to preserve the value and goodwill of the Company.

6. Former or Conflicting Agreements. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict herewith or in conflict with my employment with the Company.

7. Entire Agreement. The terms of this Agreement are the final express of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

8. Governing Law; Severability. I agree that any dispute over the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be invalid or unenforceable under applicable California law, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

9. Successors and Assigns. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

10. Amendment and Modification. This Agreement can only be modified by a subsequent written agreement executed by the President of the Company.

11. Counterparts. This Agreement maybe executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Dated: , 20
Employee (Signature)

Employee (Print Name)

Accepted and Agreed to:

BANKS.COM, INC.

By:

Name:

Title:

SCHEDULE A

The following is a complete list of inventions I have made, conceived or first reduced to practice prior to my employment by Banks.com, Inc. , including its subsidiaries (the “Company”) that are owned by me, alone or jointly with others, which I desire to clarify are not subject to the Company’s Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”).

             No inventions

             See              additional sheets attached.

Dated: , 20
Employee (Signature)

Employee (Print Name)

SCHEDULE B

TERMINATION CERTIFICATE CONCERNING

COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all property of Banks.com, Inc., including its subsidiaries (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to any and all Inventions, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement. Capitalized terms used herein but undefined shall have the meaning set forth in the Agreement.

On termination of my employment with the Company, I will be employed by                                          [Name of New Employer] [in the                                          division] and I will be working in connection with the following projects:

[generally describe the projects]

Date:
Employee Name

Employee Signature

EXHIBIT B

GENERAL ASSIGNMENT AND BILL OF SALE

This General Assignment and Bill of Sale is made and entered into as of December     , 2007, by and between Online Investments, Inc., a Virginia corporation (“Seller”) and InterSearch Corporate Services, Inc., a Nevada corporation (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to that certain Purchase Agreement dated as of November     , 2007 (the “Purchase Agreement”); and

WHEREAS, this General Assignment and Bill of Sale is contemplated by Section 5.1(r)(i) of the Purchase Agreement.

NOW, THEREFORE, in consideration or the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Sale and Transfer of Purchased Assets and Contract Rights. Seller hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser and its successors and assigns all of Seller’s right, title and interest in and to all of the Purchased Assets (as defined in the Purchase Agreement) and Purchaser hereby accepts and acknowledges such assignment and sale. Nothing contained herein shall be construed as constituting a sale, transfer, assignment, conveyance, grant or delivery of any other assets of the Seller, which shall be retained by Seller.

3. Further Actions. Seller covenants and agrees to execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably request for the purpose of carrying out the purpose of carrying out the intent of this General Assignment and Bill of Sale and the purchase of the Purchased Assets contemplated by the Purchase Agreement at the sale cost and expense of Seller.

4. Power of Attorney. Without limiting Section 3 hereof, Seller hereby constitutes and appoints Purchaser the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Purchaser and its successors and assigns, from time to time:

a.	to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof;

b.	to institute and prosecute, in the name of Seller or otherwise, any and all proceeding s at law, in equity or otherwise, that Purchaser or its successors and assigns may deem proper in order to collect or reduce to possession any of the Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

c.	to do all things legally permissible, required or reasonably deemed by Purchaser to be required to recover and collect the Purchased Assets and to use Seller’s name in such manner as Purchaser may reasonably deem necessary for the collection and recovery of the same.

Seller is hereby declaring that the foregoing powers are and shall be irrevocable by Seller.

5. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to Purchaser’s and Seller’s respective representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets, are incorporated herein by reference. Each of Purchaser and Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be amended or supersedes hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

6. Counterparts. This General Assignment and Bill of Sale may be executed in counterparts, each of which will be deemed to be an original copy of this General Assignment and Bill of Sale and all of which, taken together, will be deemed to constitute one and the same General Assignment and Bill of Sale.

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IN WITNESS WHEREOF, the parties have executed this General Assignment and Bill of Sale as of the date first written above.

SELLER		PURCHASER

Online Investments, Inc., a Virginia corporation		InterSearch Corporate Services, Inc., a Nevada corporation

By:	/s/ Stewart Christ	By:	/s/ Kimberly O’Donnell
Name:	Stewart Christ	Name:	Kimberly O’Donnell
Title:	President	Title:	President

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made and entered into as of December     , 2007, by and between Online Investments, Inc., a Virginia corporation (“Assignor”) and InterSearch Corporate Services, Inc., a Nevada corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement dated as of November     , 2007 (the “Purchase Agreement”), pursuant to which Assignee has agreed to purchase from Assignor the Purchased Assets (as defined in the Purchase Agreement) and to assume from Assignor the Assumed Obligations (as defined in the Purchase Agreement); and

WHEREAS, this Assignment and Assumption Agreement is contemplated by Section 5.1(r)(ii) of the Purchase Agreement;

NOW, THEREFORE, in consideration or the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

7. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

8. Assignment and Assumption. Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the Purchased Assets, and all of Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Obligations. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and discharged from and after the Closing, in connection with the Purchased Assets and Assumed Obligations. In accordance with Section 1.1(d) of the Purchase Agreement, Assignee assumes no other liabilities of Parent.

9. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to Assignor’s and Assignee’s respective representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets and Assumed Obligations, are incorporated herein by reference. Each of Assignor and Assignee acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be amended or supersedes hereby ut shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

10. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the reasonable request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

11. Counterparts. This Assignment and Assumption Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Assignment and Assumption and all of which, taken together, will be deemed to constitute one and the same Assignment and Assumption Agreement.

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IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR		ASSIGNEE

Online Investments, Inc., a Virginia corporation		InterSearch Corporate Services, Inc., a Nevada corporation

By:	/s/ Stewart Christ	By:	/s/ Kimberly O’Donnell
Name:	Stewart Christ	Name:	Kimberly O’Donnell
Title:	President	Title:	President

EXHIBIT D

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement is made and entered into as of December     , 2007, by and between Online Investments, Inc., a Virginia corporation (“Assignor”) and InterSearch Corporate Services, Inc., a Nevada corporation (“Assignee”).

WHEREAS, Assignor is the sole owner of all rights, title and interest in and to the works listed in the attached Exhibit A (the “Works”), including, without limitation, all copyrights, patents, trademarks, trade secrets and other intellectual property rights therein and thereto (collectively, the “Intellectual Property Rights”);

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement dated as of November     , 2007 (the “Purchase Agreement”), pursuant to which Assignee as agreed to purchase from Assignor the Purchased Assets (as defined in the Purchase Agreement”); and

WHEREAS, Section 5.1(r)(iii) of the Purchase Agreement contemplates that, pursuant to an Intellectual Property Assignment Agreement, Assignor shall assign to Assignee, and Assignee shall accept from Assignor, the Works and the related Intellectual Property Rights.

NOW, THEREFORE, in consideration or the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

12. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

13. Assignment of Intellectual Property. Assignor hereby assigns, grants, transfers and conveys to Assignee, its successors and assigns, all of its right, title and interest throughout the world in and to the Works (including, without limitation, the Intellectual Property Rights), together with all national, foreign, state and common law registrations, applications for registration and renewals and extensions thereof; all goodwill associated therewith; and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of the Intellectual Property Rights; and to settle and retain proceeds from any such actions).

14. Further Actions. Assignor covenants and agrees to execute and deliver further instruments of transfer and assignment and take such other action as Assignee may reasonably request to more effectively transfer and assign to and vest in Assignee all Assignor’s rights in and to the Works, including the Intellectual Property Rights.

15. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to Assignor’s and Assignee’s respective representations, warranties, covenants, agreements and indemnities relating to the Works and the Intellectual Property Rights, are incorporated herein by reference. Each of Assignor and Assignee acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be amended or supersedes hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

16. Counterparts. This Intellectual Property Assignment Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Intellectual Property Assignment Agreement and all of which, taken together, will be deemed to constitute one and the same Intellectual Property Assignment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Intellectual Property Assignment Agreement as of the date first written above.

ASSIGNOR		ASSIGNEE

Online Investments, Inc., a Virginia corporation		InterSearch Corporate Services, Inc., a Nevada corporation

By:	/s/ Stewart Christ	By:	/s/ Kimberly O’Donnell
Name:	Stewart Christ	Name:	Kimberly O’Donnell
Title:	President	Title:	President

EXHIBIT A

EXHIBIT E

DOMAIN NAME ASSIGNMENT AGREEMENT

This Domain Name Assignment Agreement is made and entered into as of December     , 2007, by and between Online Investments, Inc., a Virginia corporation (“Assignor”) and InterSearch Corporate Services, Inc., a Nevada corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement dated as of November     , 2007 (the “Purchase Agreement”), pursuant to which Assignee as agreed to purchase from Assignor the Purchased Assets (as defined in the Purchase Agreement”); and

WHEREAS, Section 5.1(r)(iv) of the Purchase Agreement contemplates that, pursuant to a Domain Name Assignment Agreement, Assignor shall assign to Assignee, and Assignee shall accept from Assignor, certain domain names of Assignor.

NOW, THEREFORE, in consideration or the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

17. Definitions.

a.	Domain Names. The term “Domain Names” shall mean the certain names listed on Exhibit A hereto, together with all national, foreign, state and common law registrations, applications for registration and renewals and extensions thereof, including, without limitation, all registrations and all rights under contracts with the registrars of such Domain Names.

b.	Intellectual Property Rights. The term “Intellectual Property Rights” shall mean all intellectual property rights in and to the Domain Names, including, without limitation, all applications and registrations with respect to such Domain Names any rights under trademark or unfair competition law associated with the Domain Names (including the goodwill associated therewith).

18. Assignment. Assignor hereby assigns, conveys, transfers and delivers to, and vests in, Assignee, without further consideration, all of Assignor’s entire right, title and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to the Domain Names, including, without limitation, all Intellectual Property Rights in such Domain Names, which shall be the sole property of Assignee.

19. Transfer of Domain Name and Rights. Assignor has prepared and submitted or will promptly prepare and submit to the appropriate individuals or entities all forms and other documents reasonably requested by Assignee to transfer the Domain Names and the Intellectual Property Rights therein, to Assignee, including, without limitation, any document required to be delivered to the registrars of such Domain Names.

20. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to Assignor’s and Assignee’s respective representations, warranties, covenants, agreements and indemnities relating to the Domain Names and the Intellectual Property Rights, are incorporated herein by reference. Each of Assignor and Assignee acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be amended or supersedes hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

21. Counterparts. This Domain Name Assignment Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Domain Name Assignment Agreement and all of which, taken together, will be deemed to constitute one and the same Domain Name Assignment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Domain Name Assignment Agreement as of the date first written above.

ASSIGNOR		ASSIGNEE

Online Investments, Inc., a Virginia corporation		InterSearch Corporate Services, Inc., a Nevada corporation

By:	/s/ Stewart Christ	By:	/s/ Kimberly O’Donnell
Name:	Stewart Christ	Name:	Kimberly O’Donnell
Title:	President	Title:	President

EXHIBIT A